Exhibit 2.1

Execution Draft

ASSET PURCHASE AGREEMENT

among

CF INDUSTRIES HOLDINGS, INC.,

CF INDUSTRIES, INC.

and

THE MOSAIC COMPANY

Dated as of October 28, 2013

i

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		37

5.1	Existence and Good Standing	37
5.2	Due Authorization	37
5.3	Consents	38
5.4	Absence of Conflicts	38
5.5	Litigation	38
5.6	Brokers	38
5.7	Financing	38
5.8	Independent Investigation	39

Article VI COVENANTS OF SELLER AND BUYER		39

6.1	Conduct of Business	39
6.2	Negative Covenants Relating to Conduct of the Business	39
6.3	Satisfaction of Conditions	41
6.4	Access to Information	41
6.5	HSR Act Notification; Other Consents	42
6.6	No Shop	43
6.7	Notifications	44
6.8	Title Commitment and Survey	44
6.9	Retained Names	45
6.10	Financial Assurance Amount	45
6.11	Material Contracts Schedule	45

Article VII ADDITIONAL AGREEMENTS		45

7.1	Non-Competition; Non-Solicitation	46
7.2	Confidentiality	46
7.3	Books and Records	47
7.4	Bulk Sales Compliance	47
7.5	Payments Received	47
7.6	Insurance	47
7.7	Transition Services	48
7.8	Certain Other Agreements	48

Article VIII TAX MATTERS		48

8.1	Tax Matters	48

Article IX EMPLOYEES AND BENEFIT PLANS		50

9.1	Offers of Employment	50
9.2	Vacation	51
9.3	Salaries, Benefits, 401(k) Plan, and COBRA	51
9.4	General Employment Provisions	53

Article X CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES		54

10.1	Conditions of Each Party’s Obligation to Close	54
10.2	Conditions of Buyer’s Obligation to Close	54
10.3	Conditions of Seller’s Obligation to Close	56

Article XI CLOSING DELIVERIES		56

11.1	Deliveries by Seller	56
11.2	Deliveries by Buyer	57

Article XII TERMINATION		57

12.1	Termination	57
12.2	Effect of Termination	58

Article XIII INDEMNIFICATION		58

13.1	Survival; Remedy for Breach	58
13.2	Indemnification by Seller	59
13.3	Indemnification by Buyer	59
13.4	Limitations on Indemnification	60
13.5	Claims	61
13.6	Assumption of Defense	61
13.7	Settlement or Compromise	62
13.8	Failure of Indemnifying Person to Act	62
13.9	Direct Claims	62
13.10	Additional Provisions Related to Environmental Indemnification	62
13.11	Tax Treatment of Payment under Article XIII	65
13.12	Exclusive Remedy	65

Article XIV DISPUTE RESOLUTION		65

14.1	Dispute Resolution	65
14.2	Arbitration of Environmental Disputes	66
14.3	Confidentiality	66
14.4	Continued Performance	67

Article XV MISCELLANEOUS		67

15.1	Expenses	67
15.2	Amendment	67
15.3	Interpretation	67
15.4	Notices	67
15.5	Waivers	68
15.6	Successors and Assigns	69
15.7	No Third Party Beneficiaries	69
15.8	Publicity	69
15.9	Further Assurances	69
15.10	Severability	69

15.11	Entire Understanding	69
15.12	Applicable Law	70
15.13	Submission to Jurisdiction	70
15.14	Counterparts	70
15.15	Specific Performance	70
15.16	Guarantee	71

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale

SCHEDULES

Schedule 1A	Affected Employees
Schedule 1B	Bartow Facility
Schedule 1C	Hardee Facility
Schedule 1D	Seller’s Knowledge Individuals
Schedule 1E	Buyer’s Knowledge Individuals
Schedule 1F	Reference Net Working Capital Calculation
Schedule 1G	Owned Real Property
Schedule 1H	Plant City Facility
Schedule 1I	Real Property Leases
Schedule 1J	Tampa Facility
Schedule 2.3(b)	Mixed Contracts
Schedule 2.4(q)	Other Excluded Assets
Schedule 2.6(k)	Certain Liabilities
Schedule 3.2(c)	Deposits into Escrow Account
Schedule 3.4(a)	Reference Balance Sheet
Schedule 7.1(b)	Non-Solicitation
Schedule 7.8	Certain Other Agreements
Schedule 9.3(f)	Key Affected Employees
Schedule 10.1(b)	Foreign Approvals
Schedule 10.1(c)	Other Approvals
Schedule 10.2(h)	Consents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of the 28th day of October, 2013, by and among THE MOSAIC COMPANY, a Delaware corporation (“Buyer”), CF INDUSTRIES, INC., a Delaware corporation (“Seller”) and, solely with respect to Sections 7.1 and 15.16, CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer substantially all of the assets constituting the Business (as defined below), and Buyer is willing to assume certain liabilities of the Business, all upon the terms and conditions hereinafter set forth; and

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are also executing those certain ammonia supply agreements pursuant to which Seller will supply ammonia to Buyer.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Certain capitalized terms used herein have the meanings set forth below.

“1987 FDEP Consent Order” means a Consent Order that Seller entered into with the Florida Department of Environmental Regulation (now the Florida Department of Environmental Protection, such agency “FDEP”) to address groundwater contamination resulting from the overflow and from suspected seepage from the unlined stack system at the Plant City Facility.

“1991 FDEP Consent Order” means a Consent Order that Seller entered into with FDEP to conduct a contamination assessment and corrective action north of the gypsum stack at the Bartow Facility.

“Accounts Payable” shall mean all trade and non-trade payables of Seller which in any case are payable as a result of goods sold or services provided to Seller with respect to the Business.

“Accounts Receivable” shall mean all trade and non-trade receivables of Seller which in any case are payable as a result of goods sold or services provided by Seller with respect to the Business.

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation by or before any Governmental Authority of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse Environmental Condition” shall mean any condition with respect to the Environment on or off the Purchased Assets or Leased Real Property, whether or not yet discovered, which results in any order, Loss, Action, or Liability to or against Buyer, including without limitation:  (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or the presence of Hazardous Material in the Environment, including without limitation Hazardous Material from the Business disposed of or which has come to be located on real property not part of the Purchased Assets or Leased Real Property, (b) damage or injury to the Environment in connection with the handling, transportation, storage, treatment or disposal of Hazardous Materials, (c) property damages, personal or bodily injury or wrongful death relating to the presence or exposure to Hazardous Materials, or (d) any violation under any Environmental Law or Environmental Permit.

“Affected Employees” shall mean, as of any determination date, all employees principally employed by Seller in the Business as of such date other than those employees set forth on Schedule 1A.

“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.  Without limiting the generality of the foregoing, a Person shall be deemed to “control” another Person if it owns, directly or indirectly, more than 50% of the capital stock or other equity interest of such other Person generally entitled to vote, without regard to specified contingencies, for the election of directors or equivalent governing body of such other Person.  For the avoidance of doubt, KEYTRADE AG, a Swiss aktiengesellschaft, shall not be considered an Affiliate of Seller.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

“Ancillary Agreements” shall mean the Bill of Sale, the Assignment and Assumption Agreements, the Conveyance Documents and all other documents to be delivered at Closing pursuant to the terms of this Agreement or the terms of any of the aforementioned agreements.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignment and Assumption Agreements” shall mean the Assignment and Assumption Agreements executed by Seller and Buyer, substantially in the form of Exhibit A.

“Assumed Employment Liabilities” means any and all Liabilities related to the employment of Transferred Employees, whether arising before, on or after the Closing Date, of Seller, its Affiliates or any other Person for whose conduct Seller is or may be held responsible, to the extent resulting from or arising out of the hiring, employment or termination of employment of any Transferred Employees under any Law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, and the Worker Adjustment and Retraining Notification Act), policy, agreement, understanding or promise, written or oral, formal or informal, between Seller or its Affiliates and any Transferred Employee.  Notwithstanding the foregoing, Assumed Employment Liabilities does not include the Liabilities excluded under Section 2.6(e).

“Assumed Environmental Liabilities” means any and all Liabilities, whether arising before, on or after the Closing Date, of Seller, its Affiliates or any other Person for whose conduct Seller is or may be held responsible, to the extent relating to or resulting from or arising out of the present or past operation, conduct or actions of the Business or the present or past use of the Purchased Assets or the Leased Real Property relating to Environmental Law, Adverse Environmental Conditions or the Release or threatened Release of Hazardous Materials, including, without limitation, the following:  (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Materials or introduction of Hazardous Materials to the Environment at, in, on, under or migrating from any of the Purchased Assets or the Leased Real Property or any property or assets in the State of Florida that were formerly owned, leased or operated in connection with the Business, including liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Materials; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Materials (including asbestos-containing materials), at, in, on, under or migrating to or from any of the Purchased Assets or the Leased Real Property or any property or assets in the State of Florida that were formerly owned, leased or operated in connection with the Business; (v) the Consent Decree; (vi) the closure of the phosphogypsum stack system and water storage and circulation systems at the Plant City Facility and at the Bartow Facility and post-closure care, operation and maintenance and long-term water management activities associated with said systems; (vii) reclamation of Purchased Assets impacted by mining operations as required by applicable Law; (viii) the transport, disposal, recycling, reclamation, treatment or storage of Hazardous Materials generated by the Business in the State of Florida, or the arrangement for same, by the Business, at or to any location; (ix) the Clean Air Act NOV; (x) the EPCRA NOV; (xi) the 1987 FDEP Consent Order; (xii) the 1991 FDEP Consent Order; and (xiii) any agreement or operation of Law pursuant to which Seller or any Affiliate of Seller, becomes liable for any of the foregoing, including as a successor-in-interest.  Notwithstanding the foregoing, Assumed Environmental Liabilities shall not include the Liabilities excluded under Sections 2.6(g) or (h).

“Assumed Obligations” has the meaning set forth in Section 2.5.

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Bartow Facility” means that complex more fully described on Schedule 1B.

“Basket” has the meaning set forth in Section 13.4(a).

“Bill of Sale” shall mean the Bill of Sale executed by Seller, substantially in the form of Exhibit B.

“Books and Records” shall mean the information and records that were used in or relating to the operation of the Business or relating to the Transferred Employees, including, without limitation, specifications, accounting records, depletion records, employee records (other than individual personnel records), sales records, service records, and supplier lists and files, correspondence files, maintenance records, any copies of all written Contracts, Permits, and records required thereunder, including applications, plans and designs of fixtures and equipment, product research and development records, and monitoring and test records.

“Burdensome Condition” has the meaning set forth in Section 6.5(d).

“Business” shall mean Seller’s phosphate mining and manufacturing operations conducted at the Facilities.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in the State of Minnesota or the State of Illinois are closed for business.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Fundamental Reps” has the meaning set forth in Section 13.1.

“Buyer Indemnified Persons” has the meaning set forth in Section 13.2(a).

“Buyer’s 401(k) Plan” has the meaning set forth in Section 9.3(b).

“Cap” has the meaning set forth in Section 13.4(a).

“Clean Air Act NOV” means the Notice of Violation issued by the United States Environmental Protection Agency to Seller, dated June 16, 2010, alleging violations of the Clean Air Act, 42 U.S.C. § 7401, et seq., and related Florida Laws.

“Closing” shall mean the consummation of the transactions contemplated hereby in accordance with Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” has the meaning set forth in Section 9.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning set forth in Section 6.6.

“Confidentiality Agreement” means the Confidentiality Agreement dated February 20, 2012 between Buyer and Parent.

“Consent” has the meaning set forth in Section 4.3.

“Consent Decree” means the consent decree, Seller entered with the United States and FDEP that was lodged in September 2010, including all appendices and attachments thereto.

“Consideration” has the meaning set forth in Section 3.2.

“Contract” shall mean any contract, lease, easement, license, sales order, purchase order, supply agreement, or any other agreement, commitment or understanding whether oral or written, other than Permits or any Employee Plan.

“Conveyance Documents” has the meaning set forth in Section 11.1(a).

“Delaware Courts” has the meaning set forth in Section 15.13(a).

“Direct Claim” has the meaning set forth in Section 13.9.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Dispute” has the meaning set forth in Section 14.1.

“Effective Time” shall mean 6:30 a.m., Eastern Standard Time, on the Closing Date.

“Employee Plan” has the meaning set forth in Section 4.14(a).

“Encumbrance” shall mean any charge, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitudes, right of first option or right of first refusal, or similar restriction.

“Environment” shall mean soil, land surface, or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Basket” has the meaning set forth in Section 13.4(a).

“Environmental Cap” has the meaning set forth in Section 13.4(a).

“Environmental Dispute” has the meaning set forth in Section 14.1(d).

“Environmental Law” shall mean any applicable Law, including without limitation, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, consent order, or other legally enforceable requirement of a Governmental Authority relating to the pollution or protection of the Environment, security for and transportation of Hazardous Materials, natural resources, or public or employee health and safety applicable to the Business or the Purchased Assets, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.

§ 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the Federal Mine Safety and Health Act, 30 U.S.C. § 801 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Permits” has the meaning set forth in Section 4.13(b).

“Environmental Rep” has the meaning set forth in Section 13.1.

“EPCRA NOV” means the Notice of Violation, issued by the United States Environmental Protection Agency to Seller, dated July 6, 2010, alleging violations of CERCLA and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., and for purposes of this Agreement, any related actions in which the United States Environmental Protection Agency alleges that metals other than those specified in the EPCRA NOV were coincidentally manufactured in excess of thresholds established pursuant to Section 313 of the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11023, including such allegations attributable to Seller’s actions continuing through the Closing Date.

“Equipment and Fixed Assets” has the meaning set forth in Section 2.1(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity under common control (as described under Section 414(b), (c), (m), or (o) of the Code) with Seller and any entity that may be responsible for a Liability under Title IV of ERISA.

“Estimated Balance Sheet” has the meaning set forth in Section 3.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 3.4(a).

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Obligations” has the meaning set forth in Section 2.6.

“Facilities” means the following facilities:  the Hardee Facility, the Plant City Facility, the Bartow Facility and the Tampa Facility.

“Final Balance Sheet” has the meaning set forth in Section 3.5(b).

“Final Purchase Price” has the meaning set forth in Section 3.5(b).

“Financial Assurance Amount” has the meaning set forth in Section 4.13(f).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Former Operations” means those operations related to property formerly owned, leased, or operated by Seller or any of its Affiliates in their phosphate mining and manufacturing operations conducted anywhere other than at the Facilities.

“GAAP” shall mean generally accepted accounting principles in the United States applied in a consistent manner throughout the periods specified.

“Governmental Authority” shall mean the government of the United States, or any other foreign country or any state, provincial or political subdivision thereof and any entity, body, agency or authority of competent jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” has the meaning set forth in Section 15.16.

“Hardee Facility” means that mine more fully described on Schedule 1C.

“Hazardous Material” shall mean any substance, material or waste (including any substance, material or waste containing any portion thereof) which is classified, characterized, or otherwise regulated as hazardous, extremely hazardous, toxic, radioactive, a contaminant or pollutant, or words of similar meaning under any provision of any Environmental Law, including, without limitation, petroleum and petroleum products or byproducts, solvents, flammable or explosive material, asbestos, asbestos containing materials, or presumed asbestos containing materials, dioxins, dibenzofurans, heavy metals, radon gas, urea formaldehyde, polychlorinated biphenyls, and radionuclides.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XIII.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XIII.

“Independent Auditor” has the meaning set forth in Section 3.5(f).

“Intellectual Property” shall mean rights in all inventions (whether or not patentable or reduced to practice), information, data, samples, specifications, plans, drawings, blue prints, compositions, processes, designs, technical and business information, and know-how, including (a) confidential information and trade secrets, (b) all United States and foreign patents (including continuations, continuations-in-part, divisions, reissues, re-examinations, extensions and renewals thereof) and patent applications, (c) trade names, brand names, trademarks, service names and service marks, logos and designs, whether registered and unregistered (and applications for registration of the same) and all goodwill symbolized thereby or associated therewith, (d) phone numbers, domain names, and social media identifiers, and (e) copyrightable work (including United States and foreign registrations and applications to register copyrights for the same and all extensions or renewals thereof), including such rights in computer software and mask works, technical manuals and documentation made or used in connection with any of the foregoing.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in the conduct of the Business as currently conducted.

“Inventory” has the meaning set forth in Section 2.1(c).

“Inventory Report” has the meaning set forth in Section 3.5(a).

“Knowledge” shall mean, as it relates to (i) Seller, the actual knowledge of the individuals listed in Schedule 1D after reasonably inquiry, and (ii) Buyer, the actual knowledge of the individuals listed in Schedule 1E after reasonable inquiry.

“Law” shall mean any law, statute, code, regulation, ordinance, or rule amended, enacted or promulgated by any Governmental Authority, the Consent Decree, or any order, agreement or other legally enforceable requirement of a Governmental Authority.

“Leased Real Property” shall mean all of the real property leased to Seller pursuant to the Real Property Leases.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loss” or “Losses” shall mean any and all damages, losses, responsibilities, claims, encumbrances, penalties, assessments, judgments, and reasonable costs and expenses (including reasonable court costs, reasonable attorneys’, experts’ and consultants’ fees, and reasonable disbursements and costs); provided, however, that Losses shall not include punitive, special, indirect, incidental or consequential damages, except to the extent recovered by a Third Party in connection with a Third Party Claim.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the Purchased Assets (taken as a whole), or the business, financial condition or results of operations of the Business; provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (A) the announcement or pendency of the transactions contemplated by this Agreement; (B) changes affecting any of the industries in which the Business operates generally or the economy generally; (C) changes affecting general worldwide economic or capital market conditions or general changes in political or regulatory conditions; (D) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism; (E) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) or any action required to be taken under applicable Law; (F) any action not in the Ordinary Course of Business which is (i) permitted or required by this Agreement, (ii) taken with the written consent of Buyer or (iii) not taken by Seller as a result of the failure of Buyer to consent to any action requiring Buyer’s consent pursuant to Section 6.1 or 6.2; (G) changes, effects or circumstances relating, to a significant extent, to the identity of Buyer or any of its Affiliates; (H) any failure (in and of itself, and not the underlying condition or conditions giving rise to such failure) by the Business to meet internal or other earnings estimates, budgets, plans, forecasts or financial projections; (I) any failure to obtain any pending or new or additional required Permits, including, without limitation, in connection with the currently proposed mining area expansion; (J) changes, effects or circumstances related to the Excluded Assets or the Excluded Obligations; or (K) any item set forth or otherwise described in the Disclosure Schedule; except to the extent, in the case of each of clauses (B), (C), (D), and (E) above, where the same has a disproportionate effect on the Business as compared to other Persons in the phosphate industry.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Material Suppliers” has the meaning set forth in Section 4.19.

“Mediation Period” has the meaning set forth in Section 14.1(c).

“Mixed Contract” has the meaning set forth in Section 2.3(b).

“Multiemployer Plan” has the meaning set forth in Section 4.14(b).

“Multiple Employer Plan” has the meaning set forth in Section 4.14(c).

“Net Working Capital” means the current assets of the Business less the current liabilities of the Business, in each case as of the Closing Date and set forth on the Estimated Balance Sheet or the Final Balance Sheet, as applicable, and prepared on a basis consistent with the accounting methods, practices, policies, procedures and estimation methods used to prepare the Balance Sheet and consisting only of those accounts set forth on, and calculated in a manner consistent with, Schedule 1F.

“Nonassignable Contract or Permit” has the meaning set forth in Section 2.3(a).

“Objection Notice” has the meaning set forth in Section 3.5(e).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice.

“Owned Real Property” shall mean the real property owned in fee simple by Seller set forth on Schedule 1G.

“Parent” has the meaning set forth in the Preamble hereto.

“Permits” shall mean permits, tariffs, authorizations, licenses, certificates, variances, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Governmental Authority which are necessary for Seller to engage in the Business as currently conducted, including but not limited to Environmental Permits.

“Permitted Encumbrances” shall mean (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business which relate to liabilities or obligations which have not yet become due and payable or, prior to Closing, which are being contested in good faith by appropriate proceedings; (b) liens for Taxes, assessments and other governmental charges which are not due and payable and which may hereafter be paid without penalty or, prior to Closing, which are being contested in good faith by appropriate proceedings; (c) any Encumbrance that would be shown by an accurate survey; (d) all rights and interests with respect to the ownership, mining, extraction and removal of minerals or other subsurface material of whatever kind and character (including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, aggregate, limestone and other minerals, metals and ores) that have been both (i) granted, leased, excepted or reserved prior to the date hereof and (ii) properly filed, recorded or indexed in public records; (e) all building codes and special designations of record; (f) any Encumbrance, occupancy agreement or other imperfection or irregularity of title, or zoning, planning, land use or other similar limitation or restriction, in each case, which would not have a Material Adverse Effect; (g) as to the Leased Real Property, the terms and conditions of the Real Property Leases with respect thereto; (h) those Encumbrances of record or otherwise listed in Schedule B-Section I of the Title Commitments, other than those objections cured by Seller in accordance with Section 6.8(b) and deleted from the Title Commitments, or in Schedule B of the Title Policies; and (i) any Encumbrance to be released on or prior to Closing.

“Person” shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Authority or other entity.

“Plant City Facility” means that complex more fully described on Schedule 1H.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 3.5(c).

“Post-Transfer Period” has the meaning set forth in Section 8.1(b).

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Transfer Period” has the meaning set forth in Section 8.1(b).

“Property Taxes” has the meaning set forth in Section 8.1(b).

“Purchase Price” has the meaning set forth in Section 3.2.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” has the meaning set forth in Section 2.2.

“Qualified Employee Plan” has the meaning set forth in Section 4.14(f).

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Real Property Leases” shall mean all real property leases to Seller set forth on Schedule 1I.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge dispersal, migration, seepage or leaching (including the abandonment or discarding of barrels, containers and other closed receptacles) into the Environment.

“Remediation Standard” shall mean a (i) numerical standard or criterion that establishes or is chosen to establish the concentrations of Hazardous Materials that may be permitted pursuant to Environmental Law to remain in the Environment or is subject to specific measures, conditions, or monitoring following investigation or remediation; or (ii) an approach, solution, or set of obligations (engineering, operational or otherwise, including deed restrictions) approved by the relevant Governmental Authority to resolve a matter involving contamination of the Environment.

“Restricted Business” means the mining or production of phosphate including, but not limited to, for use in phosphate products, including, without limitation, diammonium phosphate, monoammonium phosphate and sulfur enhanced monoammonium phosphate.

“Retained Names and Marks” has the meaning set forth in Section 6.9.

“Review Period” has the meaning set forth in Section 3.5(d).

“Seller” has the meaning set forth in the Preamble hereto.

“Seller’s 401(k) Plan” has the meaning set forth in Section 9.3(b).

“Seller Fundamental Reps” has the meaning set forth in Section 13.1.

“Seller Intellectual Property” has the meaning set forth in Section 2.1(e).

“Seller Registered Intellectual Property” means Seller Intellectual Property that is registered with a Governmental Authority or the subject of an application for registration with a Governmental Authority.

“Shipped Inventory” means all finished goods inventory owned by Seller or any of its Affiliates and manufactured by the Business prior to the Closing Date, and (i) located outside the State of Florida as of the Closing Date or (ii) that has been loaded for shipment and for which a bill of lading has been issued as of the Closing Date.

“Specified Taxes” has the meaning set forth in Section 4.9(f).

“Survey” has the meaning set forth in Section 6.8(a).

“Tampa Facility” means that facility more fully described on Schedule 1J.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, provincial, county, local or foreign taxes, duties (including customs duties), levies or other similar governmental assessments, charges or fees, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, alternative, add-on minimum, stamp, production, mining, occupation, severance, tonnage, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties, fines or additions to tax attributable thereto or associated therewith, and shall include any transferee or successor liability in respect of Taxes (whether by Contract or otherwise).

“Tax Rep” has the meaning set forth in Section 13.1.

“Tax Return” shall mean any report, return, estimate, statement, tax election, notice, form, declaration, claim for refund or other document filed or required to be filed with any Governmental Authority relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 12.1(b).

“Territory” shall mean anywhere in the world.

“Third Party” shall mean a Person other than Buyer, Seller, or their respective Affiliates.

“Third Party Claim” shall mean any Action made or brought by a Third Party.

“Title Commitments” has the meaning set forth in Section 6.8(a).

“Title Company” has the meaning set forth in Section 6.8(a).

“Title Policies” has the meaning set forth in Section 6.8(a).

“Transferred Employees” has the meaning set forth in Section 9.1(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Withdrawn Amounts” has the meaning set forth in Section 6.10.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS

2.1                               Purchased Assets.  Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, but effective as of the Effective Time, Seller shall sell, assign, convey, transfer and deliver to Buyer (and/or to such Affiliate(s) of Buyer as designated by Buyer to Seller at least two (2) Business Days prior to the Closing Date), and Buyer (and/or such Affiliate(s)) shall purchase, acquire and take assignment and delivery of, all of the right, title and interest in and to the following assets, properties and rights wherever located (excluding the

Excluded Assets) (all right, title and interest in and to the following assets described in this Section 2.1, together with the Purchased Contracts described in Section 2.2, are referred to herein collectively as the “Purchased Assets”):

(a)                                 Equipment and Fixed Assets.  All tangible personal property of every kind and description that is used primarily in the operation of the Business and located in the State of Florida (such tangible personal property collectively, the “Equipment and Fixed Assets”);

(b)                                 Data Processing Hardware and Software.  The hardware and software that is used primarily in the operation of the Business and located in the State of Florida but excluding rights in Contracts under Section 2.2(f);

(c)                                  Inventory.  All supplies, raw materials, work-in-progress, finished product, stores and other inventories, packaging, spare parts and equipment, in each case used exclusively in the operation of the Business and either located at the Facilities or inbound in transit to the Facilities (collectively, the “Inventory”);

(d)                                 Owned Real Property.  Fee simple title to the Owned Real Property, together with Seller’s rights in (i) all appurtenant easements thereunto and (ii) all buildings, structures, improvements, plants, facilities, and fixtures located thereon;

(e)                                  Other Intangibles.  All Intellectual Property that Seller owns and is used exclusively in the operation of the Business (the “Seller Intellectual Property”);

(f)                                   Permits.  All Permits and applications for Permits that are legally capable of being transferred and are exclusively used in the Business as presently operated and conducted;

(g)                                  Financial Assurance Assets.  Any and all existing financial assurance accounts or mechanisms of any kind established by Seller with respect to the operation of the Business pursuant to or otherwise in accordance with Environmental Law, including, without limitation, the Financial Assurance Amount (unless permitted to be withdrawn by the applicable Governmental Authority prior to the Closing Date in accordance with Section 6.10);

(h)                                 Other Assets.  All warranties, documents of title, commodity Contracts, the Books and Records (to the extent permitted by applicable Law) exclusively relating to the Business or the Transferred Employees and copies of all other Books and Records primarily relating to the Business, and other similar items exclusively relating to or exclusively associated with the operation of the Business or the Purchased Assets;

(i)                                     Rights Against Third Parties.  All rights, claims, causes of action and rights of set-off exclusively relating to the Business, the Purchased Assets or the Assumed Obligations, whether known or unknown, contingent or non-contingent, including, without limitation, all rights against suppliers under warranties exclusively covering any of the Inventory or Equipment and Fixed Assets; and

(j)                                    Miscellaneous.  Such other rights, properties and assets that are primarily used in the Business and are located in the State of Florida, including, without limitation, Buyer’s rights pursuant to Section 2.3.

2.2                               Assignment of Contracts.  Subject to the terms and conditions of this Agreement and the need to obtain any required Consent from any Third Party, on the Closing Date and as of the Effective Time, Seller shall assign and transfer to Buyer all of its right, title and interest in and to the following Contracts (excluding Contracts that are Excluded Assets or Excluded Obligations):

(a)                                 Real Property Leases.  All Real Property Leases together with all rights, title and interest of Seller in and to leasehold improvements thereto;

(b)                                 Personal Property Leases.  All leases (other than as described in Section 2.2(c) below) to or by Seller of personal property located in the State of Florida which primarily relate to the Business;

(c)                                  Railcar and Auto Leases.  All leases to or by Seller of railcars, automobiles and trucks to the extent constituting leasehold rights to at least 160 railcars designed to transport ammonia, all of which railcars, automobiles and trucks shall, taken as a whole, be of a quality, in all material respects, at least as good as those railcars, automobiles and trucks which continue to be leased by Seller following the Effective Time;

(d)                                 Certain Contracts.  The Contracts that are primarily for the purchase or sale by Seller of Inventory, Equipment and Fixed Assets and all other Contracts which primarily relate to the Business and to which Seller is a party (including all Material Contracts), including, without limitation, all such Contracts which have been entered into after the date hereof but prior to the Closing in compliance with Sections 6.1 and 6.2;

(e)                                  Intellectual Property Contracts.  All Contracts transferring, licensing or setting forth rights or obligations with respect to the Seller Intellectual Property; and

(f)                                   Data Processing Hardware and Software.  All leases and licenses exclusively relating to the licensed data processing software and leased data processing hardware used primarily in the operation of the Business and located at the Facilities.

All of the foregoing are referred to herein collectively as the “Purchased Contracts.”  Anything in this Agreement to the contrary notwithstanding, except as expressly provided in Section 2.3 below, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit or resulting therefrom if an assignment thereof, without the Consent of a Third Party, would constitute a breach or violation thereof and if consent to such assignment is not obtained on or prior to the Closing Date.  Unless expressly provided for in this Section 2.2, Buyer shall not assume and Seller shall not assign any other Contracts to Buyer.

2.3                               Procedures for Assets Not Transferable; Mixed Contracts.

(a)                                 If any Purchased Contracts or Permits are not assignable or transferable to Buyer without the Consent of any Governmental Authority or Third Party, and such Consent has not been obtained prior to the Closing Date and the Closing occurs (a “Nonassignable Contract or Permit”), this Agreement, the Bill of Sale and the Assignment and Assumption Agreements shall not constitute an assignment or transfer thereof unless and until such Consent is obtained.  In such case, Buyer and Seller shall use their commercially reasonable efforts to obtain such Consent as soon as practicable after the Closing Date and shall use commercially reasonable efforts to cooperate with one another in obtaining such Consent.  Seller shall use its commercially reasonable efforts to provide Buyer the benefit of any Nonassignable Contract or Permit to the extent permitted by applicable Law (and Buyer shall assume and indemnify pursuant to Article XIII Seller from, any and all obligations thereunder) and to enforce, at the request of Buyer, any rights of Seller arising from any such Nonassignable Contract or Permit to the extent permitted by applicable Law, including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer (to the extent permitted by applicable Law) and shall cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to Buyer.  Buyer and Seller shall keep each other reasonably informed of their respective efforts to obtain any Consent.

(b)                                 If any lease included in Section 2.2(c) relates to the Business, Purchased Assets or Assumed Obligations, but also relates to the Excluded Assets, Excluded Obligations or any of Seller’s other businesses other than the Business (a “Mixed Contract”), including, without limitation, as of the date hereof, those listed on Schedule 2.3(b), this Agreement, the Bill of Sale and the Assignment and Assumption Agreements shall not constitute an assignment or transfer thereof except to the extent provided in this Section 2.3(b).  In such case, Buyer and Seller shall use their commercially reasonable efforts to separate such Mixed Contract as soon as practicable after the Closing Date so that each of Buyer and Seller shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective business.  If any Mixed Contract cannot be so separated, Buyer and Seller shall take such other commercially reasonable efforts to cause (i) the benefits associated with that portion of each Mixed Contract that relates to the Business, Purchased Asset or Assumed Obligations to be enjoyed by Buyer; (ii) the obligations associated with that portion of each Mixed Contract that relates to the Business, Purchased Assets or Assumed Obligations to be borne by Buyer; (iii) the benefits associated with that portion of each Mixed Contract that relates to the Excluded Assets, Excluded Obligations or any of Seller’s other businesses other than the Business to be enjoyed by Seller; and (iv) the obligations associated with that portion of each Mixed Contract that relates to the Excluded Assets, Excluded Obligations or any of Seller’s other businesses other than the Business to be borne by Seller.  During the Pre-Closing Period, Seller shall take all actions and prepare all documents necessary, to the extent commercially reasonable, to effect the transfer to Buyer of all leases necessary to comply with Section 2.2(c).  Buyer and Seller shall each use commercially reasonable efforts to cause the terms of such leases to Buyer to be on substantially the same as the terms of Seller’s leases as of the date hereof.

(c)                                  Seller shall be required to commence, defend, join or participate in any litigation in connection with the performance of its obligations pursuant to this Section 2.3 with respect to Permits at Buyer’s cost and expense.

2.4                               Excluded Assets.  The Purchased Assets shall not include any of the following assets, rights and properties of Seller (collectively, the “Excluded Assets”), all of which shall be retained by Seller:

(a)                                 any right, title or interest in any property, asset (tangible or intangible), claim, contract, lease, license, right or power of Seller which is not included in the Purchased Assets;

(b)                                 Seller’s rights under this Agreement or the Ancillary Agreements;

(c)                                  all Accounts Receivable and other rights to payment from customers of the Business with respect to the sales of its products and services, and the full benefit of all security for such accounts or rights to payment, in each case arising from the conduct of the Business prior to the Effective Time;

(d)                                 except as provided under Section 2.1(g), all cash on hand or in bank accounts, cash equivalents, marketable securities and other investment accounts;

(e)                                  all Shipped Inventory;

(f)                                   Tax assets, Tax Returns, Tax records and Tax refunds;

(g)                                  (i) any Contracts with any Third Party that are not Purchased Contracts, (ii) any Contracts between Seller or any of its Affiliates, on the one hand, and KEYTRADE AG or any Affiliates of Seller, on the other hand, and (iii) any Contracts for the sale of finished goods inventory;

(h)                                 Seller’s seal, minute and stock books or similar corporate records, Tax Returns, personnel records, charter documents and such other books and records as pertain to the organization, existence or capitalization of Seller as well as any other records or materials relating to Seller or any of its Affiliates generally and not exclusively associated with or exclusively employed by Seller in the conduct of the Business;

(i)                                     Seller’s right, title and interest in any current or prior insurance policies or coverage, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, except as set forth in Section 7.6;

(j)                                    all amounts received in respect of demands, causes of action, litigation and other claims of Seller against customers of the Business finally determined prior to, or initiated prior to and pending on, the Closing Date;

(k)                                 all equity or ownership interest held by Seller in KEYTRADE AG or any other Person;

(l)                                     assets of any Employee Plan;

(m)                             all claims, causes of action or rights of recovery for reimbursement, contribution, refunds, indemnity or other similar payment recoverable by Seller from or against any Third Party to the extent relating to any Excluded Obligations;

(n)                                 any and all rights in and to the Retained Names and Marks, except as set forth in Section 6.9;

(o)                                 original Books and Records not exclusively relating to the Business or exclusively relating to the Transferred Employees, or originals or copies of Books and Records not primarily relating to the Business;

(p)                                 books of account, invoices, shipping records and other records to the extent pertaining to Accounts Receivable; or

(q)                                 any assets, rights or properties that are listed in Schedule 2.4(q).

2.5                               Assumed Obligations.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume, and agree to discharge when due any and all Liabilities of Seller and its Affiliates relating primarily to the Business or exclusively to the Purchased Assets, other than the Excluded Obligations (the “Assumed Obligations”), including, without limitation, the following:

(a)                                 Contract Obligations.  The obligations of Seller under the Purchased Contracts;

(b)                                 Transferred Employees.  All Assumed Employment Liabilities with respect to Transferred Employees; and

(c)                                  Environmental.  All Assumed Environmental Liabilities.

2.6                               Excluded Obligations.  Notwithstanding anything in this Agreement to the contrary, Buyer does not assume or agree to pay, perform, fulfill or discharge the following obligations of Seller, any of its Affiliates or any other Person (collectively, the “Excluded Obligations”), and all Excluded Obligations shall be retained by Seller or the other Persons liable for such obligations:

(a)                                 Excluded Assets.  Buyer is not assuming any Liabilities of Seller relating to the Excluded Assets, including any prepaid obligations under Purchased Contracts;

(b)                                 Accounts Payable.  All Accounts Payable arising from the conduct of the Business prior to Effective Time;

(c)                                  Tax Liability.  Except as otherwise provided in Section 8.1, Buyer is not assuming any Liability of Seller for Taxes of any kind (whether imposed with respect to the Business or otherwise), including (i) any Taxes arising as a result of Seller’s operation of the Business or its ownership of the Purchased Assets on or before the

Closing Date or (ii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement;

(d)                                 Affiliates; KEYTRADE AG.  Buyer is not assuming any Liabilities of Seller owed to (i) any Affiliates (other than Transferred Employees) of Seller or (ii) KEYTRADE AG;

(e)                                  Employees.  Buyer is not assuming any Liabilities (i) for any current or former employees or independent contractors of the Business who are not Transferred Employees; (ii) relating to worker’ compensation claims incurred by Transferred Employees prior to the Closing; (iii) arising under any Employee Plans of Seller; (iv) arising under the Employee Retirement Income Security Act of 1974, or (v) for wages, severance, termination, bonuses, vacation, and rights and Liabilities under Seller’s and Seller’s Affiliates benefit plans earned or accrued for prior to the Closing Date;

(f)                                   Debt.  Buyer is not assuming any Liabilities of Seller for any indebtedness for borrowed money;

(g)                                  Georgetown Canyon, Peak Oil Sites, Taylor Road Landfill, Agriculture Street and Cleve Reber Sites.  Buyer is not assuming any Liabilities, whether arising before, on or after the Closing Date, of Seller, any of its Affiliates or any other Person for whose conduct Seller or any of its Affiliates is or may be held responsible related to (i) Seller’s former facility in Georgetown, Idaho; (ii) the Peak Oil Site in Hillsborough County, Florida; (iii) the Taylor Road Landfill Site in Hillsborough County, Florida; (iv) the Agriculture Street Landfill Site in New Orleans, Orleans Parish, Louisiana; and (v) the Cleve Reber Site near Sorrento, Louisiana;

(h)                                 Owned, Leased or Operated Real Property Outside of the State of Florida.  Buyer is not assuming any Liabilities of Seller, any of its Affiliates or any other Person for whose conduct Seller is or may be held responsible arising out of or relating to Environmental Law or any Adverse Environmental Conditions at, in, on, under, or migrating from any property, located outside the State of Florida, that is currently or was formerly owned, leased or operated by Seller in connection with the Business, except to the extent such Liabilities relate to Hazardous Materials generated in the State of Florida by the Business;

(i)                                     Fees and Expenses.  Buyer is not assuming any obligations of Seller for fees and expenses incurred in connection with the negotiation, execution, performance and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of counsel, investment bankers, and brokers or finders fees;

(j)                                    This Agreement.  Buyer is not assuming any obligations of Seller under this Agreement or the Ancillary Agreements; and

(k)                                 Certain Liabilities.  Buyer is not assuming the Liabilities set forth on Schedule 2.6(k).

2.7                               Prorations.  Any charges for utilities, telephone, rents or similar costs (unless, in each case, included in the calculation of Net Working Capital) of the Business and prepaid amounts or reserves including security deposits and rent shall be prorated through the Closing Date.  In the event any amount is due from either party as a result of any such proration, the resulting amount payable by the party owing such adjustment shall be paid immediately upon demand to the party to which the payment is owed.

ARTICLE III

CLOSING AND PURCHASE PRICE

3.1                               Closing.  The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at 155 N. Wacker Drive, Chicago, Illinois 60606-1720, at 10:00 a.m. on the fifth Business Day (or such other date as the parties mutually agree) after all of the closing conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived (other than conditions with respect to actions the parties will take at the Closing itself).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing shall be effective as of the Effective Time.

3.2                               Purchase Price.  The aggregate consideration (the “Consideration”) to be paid by Buyer to Seller in respect of the Business acquired pursuant to this Agreement shall equal the Purchase Price plus the Assumed Obligations.  The purchase price for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets by Seller to Buyer shall be an amount equal to $1,400,000,000 plus or minus each of the following adjustments (the “Purchase Price”):

(a)                                 if the Net Working Capital is less than $105,000,000, the Purchase Price shall be reduced, dollar-for-dollar, by the amount by which the Net Working Capital is less than such amount;

(b)                                 if the Net Working Capital is greater than $105,000,000, the Purchase Price shall be increased, dollar-for-dollar, by the amount by which the Net Working Capital is greater than such amount; and

(c)                                  minus the sum of (i) $4,000,000 (such $4,000,000 to be reduced, but not below zero, by any amounts set forth in Schedule 3.2(c) deposited by Seller in the escrow account established with the Florida Department of Environmental Protection during the Pre-Closing Period) and (ii) the Withdrawn Amounts, if any.

3.3                               Payment of Purchase Price.  On the Closing Date, in consideration of the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer (and/or to such Affiliates as designated by Buyer to Seller at least two (2) Business Days prior to the Closing Date), Buyer shall pay to Seller, by wire transfer of immediately available funds to such account designated by Seller in writing at least three (3) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price.

3.4                               Estimated Purchase Price Adjustment.

(a)                                 At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed by the Chief Financial Officer of Seller certifying (i) its good faith estimate of the Purchase Price setting forth, in reasonable detail, a good faith calculation, as of the Effective Time, of the amounts for each of the adjustments set forth in Section 3.2 (the “Estimated Purchase Price”) and (ii) an estimated balance sheet for the Business as of immediately prior to the Closing prepared on a basis consistent with the accounting methods, practices, policies, procedures and estimation methods used to prepare the Balance Sheet and including all of the entries contained in Schedule 3.4(a) (the “Estimated Balance Sheet”).

(b)                                 Seller shall provide a reasonable level of supporting documentation for the Estimated Purchase Price and the Estimated Balance Sheet and any additional information reasonably requested by Buyer and related thereto.

3.5                               Post-Closing Adjustment.

(a)                                 No more than three (3) Business Days prior to the Closing Date and no more than two (2) Business Days after the Closing Date, an employee of Seller and one or more representatives or employees of Buyer shall calculate the quantity of sulfur, rock, ammonia and finished goods included in the Inventory located at the Facilities based upon a physical examination thereof.  As soon as practicable (but in no event more than five (5) Business Days) following such physical examination, such employee of Seller and a representative or employee of Buyer shall summarize such Inventory calculations on a report (the “Inventory Report”) and deliver the Inventory Report to Buyer and Seller.  The Inventory Report shall be executed and delivered by each of Buyer and Seller to the other party, and the quantity of such Inventory set forth thereon, absent manifest error, shall be final and binding on Buyer and Seller for purposes of calculating Net Working Capital on the Closing Date under this Section 3.5.  The value of the Inventory set forth on the Inventory Report shall be determined in accordance with the accounting methods, practices, policies, procedures and estimation methods used to prepare the Balance Sheet.

(b)                                 As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and cause to be delivered to Seller a certificate of the Chief Financial Officer of Buyer certifying (i) its good faith calculation of the Purchase Price, setting forth, in reasonable detail, a good faith calculation of each of the adjustments set forth in Section 3.2 (the “Final Purchase Price”) and (ii) a balance sheet for the Business as of immediately prior to the Closing prepared on a basis consistent with the accounting methods, practices, policies, procedures and estimation methods used to prepare the Balance Sheet and including all of the entries contained in Schedule 3.4(a) (the “Final Balance Sheet”).

(c)                                  (i) If the Estimated Purchase Price is greater than the Final Purchase Price, the Purchase Price shall be adjusted downward dollar-for-dollar and Seller shall pay to Buyer the amount of such reduction, and (ii) if the Estimated Purchase Price is less than the Final Purchase Price, the Purchase Price shall be adjusted upward dollar-for-dollar and Buyer shall pay to Seller the amount of such increase (each a “Post-Closing

Adjustment Amount”).  Any Post-Closing Adjustment Amount shall be paid by wire transfer of immediately available funds to an account designated by the party receiving payment within three (3) Business Days after the final determination of the amount of such reduction or increase in the Purchase Price in accordance with this Section 3.5.

(d)                                 Upon receipt of the calculation of the Final Purchase Price, Seller shall be permitted during the succeeding forty-five (45) day period (the “Review Period”) reasonable access, upon reasonable notice, to (i) the Books and Records in the possession of and used by Buyer in the preparation of the Final Balance Sheet and the calculation of the Final Purchase Price, including a reasonable level of supporting documentation used by Buyer in preparation of the Final Purchase Price, and (ii) the accounting personnel of Buyer supporting the Business and involved in the preparation of the Final Purchase Price and the Final Balance Sheet.

(e)                                  If Seller disagrees with the Final Balance Sheet or the calculation of the Final Purchase Price, on or prior to the last day of the Review Period, Seller shall notify Buyer in writing of such disagreement with the Final Balance Sheet or the calculation of the Final Purchase Price, which notice shall set forth any such disagreement in reasonable detail, the specific item of the Final Balance Sheet or the calculation in the Final Purchase Price to which such disagreement relates and the specific basis for each such disagreement (the “Objection Notice”).  If Seller fails to deliver the Objection Notice within the Review Period, the Final Balance Sheet and Buyer’s calculation of the Final Purchase Price shall be deemed to have been accepted by Seller and shall be final and binding and used in computing the Post-Closing Adjustment Amount.  If Seller delivers the Objection Notice within the Review Period, subject to Section 3.5(f) below, Buyer and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties hereto.

(f)                                   If Buyer and Seller are unable to resolve any disagreement as contemplated by Section 3.5(e) within 60 days after delivery of the Objection Notice, then Buyer and Seller shall submit the matter for resolution to a mutually agreeable independent international accounting firm (the “Independent Auditor”), who shall, acting as an arbitrator, resolve the dispute set forth in the Objection Notice.  In the event Buyer and Seller are unable to agree on an Independent Auditor within thirty (30) days after the expiration of such 60-day period, at the request of either party the Independent Auditor shall be appointed by the American Arbitration Association.  The fees, costs and expenses of the Independent Auditor shall be borne equally by the parties.

(g)                                  The parties shall instruct the Independent Auditor to consider only those items and amounts which are identified in the Objection Notice as being items which Buyer and Seller are unable to resolve.  Further, the Independent Auditor’s determination shall be based solely on the relevant Books and Records and the other written information provided by Buyer and Seller (i.e., not on the basis of an independent review), and the Independent Auditor shall not conduct additional discovery in any form.

(h)                                 The parties shall jointly instruct the Independent Auditor to make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement (i) whether or not the Final Balance Sheet was prepared, and the Final Purchase Price was calculated, in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Independent Auditor, to what extent (if any) the Final Balance Sheet or the Final Purchase Price requires adjustment.  The Independent Auditor shall provide the parties with a written explanation in reasonable detail of each such required adjustment, including the basis therefor.  All negotiations pursuant to this Section 3.5 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Auditor shall be treated as confidential information.  The Independent Auditor shall be bound by a mutually agreeable confidentiality agreement.  The procedures of this Section 3.5 are exclusive and, except as set forth below, the determination of the Independent Auditor shall be final and binding on the parties.  The decision rendered pursuant to this Section 3.5(h) may be entered as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 3.5(h).  The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Auditor.  Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

3.6                               Tax Allocation of Consideration.  No later than ninety (90) days after the Closing Date, Buyer shall prepare, and deliver to Seller the proposed allocation of the Consideration paid by Buyer (and/or its Affiliate(s) designated pursuant to Section 2.1) to Seller pursuant to this Agreement among the Purchased Assets for purposes of Section 1060 of the Code.  The proposed allocation shall be based on an appraisal of the fair market value of the Purchased Assets by an appraiser mutually agreed upon and selected by the parties hereto.  The proposed allocation shall be conclusive and shall be binding upon both Seller and Buyer unless Seller objects in writing within forty-five (45) days after receipt of such proposed allocation.  In the event that Seller objects in writing within forty-five (45) days, Seller and Buyer shall negotiate in good faith to resolve the dispute.  If Seller and Buyer fail to resolve the dispute within forty-five (45) days following Seller’s written objection, such dispute shall be submitted for resolution to the Independent Auditor selected in accordance with Section 3.5(f).  Promptly, but not later than thirty (30) days after its acceptance of appointment hereunder, the Independent Auditor shall determine (based solely on applicable Law and the prior appraisal and proposed allocation and not by an additional appraisal) the fair market value of the Purchased Assets solely for purposes of such allocation under this Section 3.6.  If such determination is made by the Independent Auditor, it shall be binding upon both Seller and Buyer and may be entered and enforced in any court having jurisdiction.  Each of Buyer and Seller shall bear and pay one-half of the fees and other costs charged by the Independent Auditor.  Each of Seller and Buyer agrees to file Internal Revenue Service Form 8594 and all federal, state, local and foreign Tax Returns in accordance with such agreed allocation (giving effect, consistent with such allocation, to mutually-agreed upon adjustments as a result of adjustments to the Purchase Price pursuant to this Agreement).  Each of Seller and Buyer shall report the transactions contemplated by this Agreement and the Ancillary Agreements for federal income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.6, and, except as otherwise required by Law, neither party nor their respective Affiliates shall take a Tax position that is inconsistent with the allocation.  Each of Seller and Buyer agrees to provide the other promptly with any other information reasonably required to complete such Form 8594 and any amended Form 8594, if applicable.  Each of Seller and Buyer shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the disclosure schedule provided by Seller accompanying this Agreement (the “Disclosure Schedule”), which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections and subsections, if any, of this Agreement to which such exceptions apply (provided, however, that disclosure of any fact or item in the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other Section of this Agreement, be deemed disclosed with respect to such other Section of this Agreement, but only to the extent that such relevance is reasonably apparent on the face of such disclosure), Seller represents and warrants as of the date hereof:

4.1                               Existence and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority to own, lease and operate the Purchased Assets and to conduct the Business as it is presently conducted and is duly qualified to transact business, is duly licensed and is in good standing in each jurisdiction in which the Purchased Assets are owned, leased or operated by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.2                               Due Authorization.  Seller has all requisite legal power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller (including on the part of its board of directors), and no other actions or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and by Seller of the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.  Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party.  This Agreement constitutes, and upon execution and delivery thereof the Ancillary Agreements to which Seller is a party shall constitute, assuming due execution and delivery hereof and thereof by all other parties hereto and thereto, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors’ rights generally; or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

4.3                               Consents.  Except as set forth on Section 4.3 of the Disclosure Schedule (including any foreign antitrust filings) and except for filings under the HSR Act, no material consent, authorization, order or approval of, or filing or registration with, or notification to (collectively, a “Consent”) any Person not a party to this Agreement or any Governmental Authority (other than in connection with Permits) is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller, or the consummation by Seller of the transactions contemplated hereby or thereby.  Section 4.3 of the Disclosure Schedule sets forth a list of all Material Contracts that cannot be assigned without the Consent of such Person.

4.4                               Absence of Conflicts.  Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) (with or without notice or lapse of time) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) upon or with respect to the Purchased Assets or (ii) violate, conflict with or result in the breach of (a) the certificate of incorporation or by-laws of Seller; (b) any material judgment, decree or order of any Governmental Authority to which Seller, the Purchased Assets or the Business is subject or by which they are bound (other than in connection with Permits); (c) any requirements of Laws applicable to Seller, the Business or the Purchased Assets (other than in connection with Permits); or (d) any Material Contract or Employee Plan binding on Seller, the Purchased Assets or the Business, except, in the case of subsections (ii)(c) or (ii)(d), as would not, individually or in the aggregate, have a Material Adverse Effect.

4.5                               Financial Statements; Mineral Reserves.

(a)                                 Prior to the date hereof, Seller has delivered to Buyer complete copies of the unaudited special purpose statement of certain assets and liabilities relating to the Business (the “Balance Sheet”) as of June 30, 2013 (the “Balance Sheet Date”) and unaudited special purpose individual statements of certain operating costs of each of the Plant City Facility, the Hardee Facility, the Bartow Facility, the Tampa Facility and the Florida region for the six months then ended (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with the accounting methods, practices, policies, procedures and estimation methods of Seller, consistently applied.  Seller’s accounting policies and procedures are in compliance with GAAP (as applied to Parent with respect to the preparation of Parent’s consolidated financial statements).  The Financial Statements are based on the accounting Books and Records of Seller (which Books and Records are subject to Parent’s internal accounting controls, which are designed to provide reasonable assurance that transactions are recorded as necessary to permit Parent to prepare Parent’s consolidated financial statements in conformity with GAAP) and accurately present in all material respects the items reflected thereon, as of the dates thereof or for the periods covered thereby.

(b)                                 Prior to the date hereof, Seller has delivered to Buyer a copy of Seller’s most recent full report of phosphate mineral reserve estimates by Seller’s staff geologist.  To Seller’s Knowledge, the phosphate mineral reserve estimates contained in such report are not inconsistent, in any material respect, with Seller’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission, other than with respect to reserves mined since December 31, 2012.

4.6                               Title and Sufficiency of Assets.

(a)                                 Except as set forth on Section 4.6(a) of the Disclosure Schedule, Seller has good and valid title to or valid leasehold interests in, or other rights to use, all of the Purchased Assets (other than the Real Property) in each case, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth on Section 4.6(a) of the Disclosure Schedule, the Purchased Assets include all assets, properties, rights, interests, claims and business necessary, in all material respects, for the conduct, use and operation of the Business as presently conducted by Seller.

(b)                                 The Owned Real Property constitutes all of the real property owned by Seller primarily relating to the Business at the Bartow Facility, Plant City Facility and Hardee Facility.  The Leased Real Property constitutes all of the real property leased by Seller primarily relating to the Business at the Tampa Facility.  Seller (i) has delivered to Buyer copies of the deeds and other recorded instruments in Seller’s possession by which Seller acquired such parcel of Owned Real Property (or Seller shall cause the Title Company to make such documents available to Buyer); and (ii) has delivered or made available to Buyer all of Seller’s Books and Records relating to the Owned Real Property and the Leased Real Property.

(c)                                  Except as set forth on Section 4.6(c) of the Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment and vehicles included in the Purchased Assets, taken as a whole, are (i) in good operating condition and repair, normal wear and tear excepted; (ii) usable in the Ordinary Course of Business; and (iii) structurally sound and adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(d)                                 Other than Permitted Encumbrances or as set forth on Section 4.6(d) of the Disclosure Schedule, there is no existing agreement with, option or right of, or commitment to any Person to acquire any of the Purchased Assets or any interest therein, other than Contracts entered into in the Ordinary Course of Business for the sale of Inventory.

(e)                                  Seller has (x) good and valid fee simple title to the Owned Real Property; and (y) valid leasehold interests in the Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

4.7                               Compliance with Laws; Permits.

(a)                                 Except as set forth on Section 4.7(a) of the Disclosure Schedule, Seller has, since January 1, 2009, conducted and is conducting the Business in compliance, in all material respects, with all applicable Laws.  Since January 1, 2009, Seller has not received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority alleging any violation of any such Law, which violation has not been cured in all material respects by Seller.

(b)                                 Seller owns, holds, possesses or lawfully uses in the operation of the Business all material Permits necessary to conduct the Business as currently conducted by Seller or to own and use the Purchased Assets.  Since January 1, 2009, there has occurred no violation of, default under or event giving to others any right of termination, amendment or cancellation of, any such Permit.  Seller is not in default, nor has it received any written or, to the Knowledge of Seller, oral notice of any claim of default, in any material respect with respect to any such Permits.  As of the date hereof, there are no Actions pending or, to Seller’s Knowledge, threatened, that are reasonably expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Permit.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby will not result in any such revocation, cancellation, suspension or modification.

4.8                               Real Property.

(a)                                 Except for Permitted Encumbrances or as set forth on Section 4.8(a) of the Disclosure Schedule, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b)                                 Seller has delivered to Buyer a true and complete copy of each Real Property Lease.  With respect to each Real Property Lease:

(i)                                     such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property subject to the terms thereof and the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity;

(ii)                                  Seller is not in breach or default, in any material respect, under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by Seller, in any material respect, of such Real Property Lease;

(iii)                               except for Permitted Encumbrances, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

(iv)                              except for Permitted Encumbrances, Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property;

(v)                                 other than as set forth on Section 4.8(a) of the Disclosure Schedule, there are no concessions, allowances, credits, rebates or refunds to which a tenant is entitled to receive (whether past due, due or may become due in the future) under one or more Real Property Leases, or may be entitled in the future under any Real Property Lease;

(vi)                              other than as set forth on Section 4.8(a) of the Disclosure Schedule, there are no Affiliates of Seller that guaranty any obligations of any tenant under any Real Property Lease; and

(vii)                           all material improvements required by the terms of one or more Real Property Leases to be made by a landlord have been completed in all material respects and the tenant thereunder is satisfied with such improvements.

(c)                                  As of the date hereof, Seller has not received any written, or to the Knowledge of Seller oral, notice of (i) any material violations of building codes and/or zoning ordinances affecting the Real Property, (ii) existing, pending or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or, to Seller’s Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property, in any material respect, as currently operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty which has affected, in any material respect, the use or operation of the Real Property.

4.9                               Taxes.  For purposes of this Section 4.9, the term Seller shall include a reference to any Affiliate of Seller and any other current or former subsidiary, affiliate, predecessor entity or joint venture with respect to which (i) Seller is liable for Taxes attributable to such entity or (ii) the Tax positions of such entity are binding upon Seller.

(a)                                 All material Tax Returns of Seller with respect to the Business or the Purchased Assets that are required to have been filed on or prior to the Closing Date have been properly prepared and duly and timely filed and are true, correct and complete in all material respects.  All material Taxes shown to be due on such Tax Returns or otherwise required to be paid have been timely paid in full.

(b)                                 There are no Encumbrances for Taxes upon any of the Purchased Assets except for Permitted Encumbrances.

(c)                                  Seller has complied in all material respects with all applicable Laws relating to the withholding of Taxes and payment thereof with respect to the Business and the Purchased Assets.

(d)                                 None of the Purchased Assets is property that is or will be required to be treated as being (i) owned by any person other than Seller pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately prior to the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; or (iii) “tax-exempt bond finance property” within the meaning of Section 168(g) of the Code or otherwise secures any debt the interest on which is exempt under Section 103(a) of the Code.

(e)                                  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(f)                                   With respect to employment, sales and use and real property Taxes (“Specified Taxes”) only:

(i)                                     Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets;

(ii)                                  no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns to the effect that Seller is or may be subject to Tax by that jurisdiction by reason of its ownership of or activities with respect to the Business and/or the Purchased Assets, nor is Seller aware that any such claim of jurisdiction is pending or threatened;

(iii)                               no deficiency for Taxes has been proposed, asserted or assessed against Seller with respect to the Business, the Purchased Assets, the Assumed Obligations or the trust that holds the Financial Assurance Amount that has not been resolved and paid in full;

(iv)                              no waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes related to the Business or the Purchased Assets is outstanding, nor is any written request for any such waiver, extension or consent pending; and

(v)                                 there is no Tax audit or other proceeding currently pending regarding Taxes related to the Business or the Purchased Assets, nor has there been any notice to Seller by any Governmental Authority regarding any such audit or other proceeding, or, to the Knowledge of Seller, is any such audit or other proceeding threatened.

(g)                                  Other than pursuant to Section 4.18, Buyer acknowledges that the representations and warranties contained in Sections 4.5, 4.9, 4.13(f), 4.14 and 4.15 are the only representations and warranties being made by Seller with respect to Taxes.

4.10                        Litigation.  Except for those matters described on Section 4.10 of the Disclosure Schedule, there is no Action pending, asserted or, to the Knowledge of Seller, threatened against Seller, by or before any Governmental Authority or by or on behalf of any other Third Party which would (a) enjoin, restrict or prohibit the transfer of any of the Purchased Assets or

Purchased Contracts as contemplated by this Agreement; (b) prevent Seller from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreement; or (c) relating to or affecting the Business, the Purchased Assets or the Assumed Obligations in any material respect.  Section 4.10 of the Disclosure Schedule sets forth a true and complete list of all currently outstanding Actions initiated by Seller relating primarily to the Business or any Purchased Asset.  Except as set forth on Section 4.10 of the Disclosure Schedule or where Seller’s obligations thereunder have been fully performed prior to the date hereof and imposes no Liability on, or restriction on the ability to operate, the Business following the Effective Time, Seller has not entered into any material settlement or other material compromise related to the Business or the Purchased Assets the effects of which would be enforceable against Buyer following the Closing.  Except for those matters described on Section 4.10 of the Disclosure Schedule or where Seller’s obligations thereunder have been fully performed prior to the date hereof and imposes no Liability on, or restriction on the ability to operate, the Business following the Effective Time, as of the date hereof there is no material order, judgment or decree that is binding upon Seller in respect of the Business or the Purchased Assets.

4.11                        Brokers.  Seller has not used any broker or finder in connection with the transactions contemplated hereby, and neither Buyer nor any of its Affiliates shall have any Liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.12                        Contracts.

(a)                                 A “Material Contract” means those Contracts set forth on Section 4.12(a) of the Disclosure Schedule which, as of the date hereof, are all Contracts relating primarily to the Business, the Purchased Assets or the Assumed Obligations (other than Real Property Leases) and:

(i)                                     involve aggregate consideration in excess of $2,500,000 annually (excluding purchases for raw materials of sulphur or ammonia), and, for purchases for raw materials of sulphur or ammonia, involve aggregate consideration in excess of $10,000,000 annually;

(ii)                                  require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)                               provide for the indemnification of any Person other than in the Ordinary Course of Business;

(iv)                              provide for the assumption of any Environmental Liability of any Person other than in connection with the Sale of Inventory in the Ordinary Course of Business;

(v)                                 relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)                              are broker, distributor, dealer or agency Contracts;

(vii)                           are material Contracts with any Governmental Authority;

(viii)                        limit or purport to limit the ability of Seller, with respect to the Business, from competing in any line of business or with any Person or in any geographic area or during any period of time;

(ix)                              are joint venture, partnership or similar Contracts;

(x)                                 other than the sale of Inventory in the Ordinary Course of Business, for the sale of any material Purchased Assets that have not been consummated;

(xi)                              are powers of attorney that are not terminable by Seller with respect to the Business or any Purchased Asset;

(xii)                           are collective bargaining agreements or Contracts with any union;

(xiii)                        are derivative and/or hedging Contracts that relate exclusively to the Business; or

(xiv)                       are material Contracts with a local or county Governmental Authority, including any economic development agency, relating to mining activities or economic development in such counties.

(b)                                 Each Purchased Contract is in full force and effect and is the valid and binding obligation of Seller.  Neither Seller nor, to the Knowledge of Seller, any other party to any Purchased Contract is in breach of or in default under (or to the Knowledge of Seller is alleged to be in breach of or default under), or, as of the date hereof, has provided or received any written, or to the Knowledge of Seller oral, notice of any breach, default or intention to terminate, any Purchased Contract, which breach or default, if not cured, is reasonably likely to result in the imposition of material liability to Seller or the termination of such Contract.  Except as set forth on Section 4.12(b) of the Disclosure Schedule, no event or circumstance has occurred that, with notice or lapse of time or both, is reasonably likely to constitute a material default under any Purchased Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Seller has provided Buyer with true and complete copies of or access to all written Material Contracts and all extensions, amendments and schedules thereto and a written description of all Material Contracts that are not in writing.

4.13                        Environmental Matters.

(a)                                 Except as set forth in Section 4.13(a) of the Disclosure Schedule, with respect to the Business, the Purchased Assets, and the Leased Real Property, Seller and any other Person for whose conduct it is or may be held responsible is and within the period of all applicable statute of limitations has been in compliance in all material respects with all applicable Environmental Laws.

(b)                                 Except as set forth on Section 4.13(b) of the Disclosure Schedule, Seller holds all material Permits required pursuant to Environmental Law (the “Environmental Permits”) for (i) the conduct of the Business as currently conducted by Seller, (ii) to the Knowledge of Seller, planned modifications, expansions or changes to the Business or (iii) the ownership of the Purchased Assets and the use of the Leased Real Property.  All such Environmental Permits are currently in effect and, as of the date hereof, Seller has not received any written or, to the Knowledge of Seller, oral notice and is not subject to any Action pursuant to which any such Environmental Permit may be revoked, rescinded, suspended, adversely modified, annulled or otherwise terminated, nor has any Action been commenced or, to the Knowledge of Seller, proposed, to do the same.

(c)                                  Except as set forth in Section 4.13(c) of the Disclosure Schedule, there has been no Release of any Hazardous Materials at, in, on, under or migrating from or (to the Knowledge of Seller) to the Purchased Assets, Leased Real Property, Former Operations or, to the Knowledge of Seller, at any other location where any Hazardous Materials were generated, treated, stored, handled, transferred, transported, disposed, deposited, used or processed from or by the Business or related to the Purchased Assets, Leased Real Property or Former Operations, in material violation of applicable Environmental Law or that would require notification to a Governmental Authority, sampling, remediation or other corrective action under any applicable Environmental Law, which in any of the aforementioned cases would reasonably be expected to result in material liability.  Except as set forth in Section 4.13(c) of the Disclosure Schedule, Seller, and any other Person for whose conduct it is or may be held responsible, has not generated, treated, stored, handled, disposed, transferred, transported, produced or processed any Hazardous Material or any solid waste at the Purchased Assets, Leased Real Property, or the locations on which the Purchased Assets are situated, except in material compliance with all applicable Environmental Laws.

(d)                                 Except as set forth in Section 4.13(d) of the Disclosure Schedule, Seller, and any other Person for whose conduct it is or may be held responsible, has not:  (A) entered into or been subject to any consent decree, compliance order, civil or administrative order or similar agreement with a Governmental Authority or other Third Party, pursuant to Environmental Law, with respect to the Business, the Purchased Assets, the Leased Real Property or the Former Operations, excluding any such order, decree or agreement that has been fully resolved with no present or future Liability on behalf of Seller or the Business; (B) received written notice under the citizen suit provision of any Environmental Law in connection with the Business, the Purchased Assets, the Leased Real Property or the Former Operations, excluding any such matter that has been fully resolved with no present or future Liability on behalf of Seller or the Business; (C) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Adverse Environmental Condition relating to the Business, the Purchased Assets, the Leased Real Property or the Former Operations, excluding any such matter that has been fully resolved with no present or future Liability on behalf of Seller or the Business; (D) received written notice of any Encumbrance arising under Environmental Laws relating to the Business, the Purchased Assets or the Leased Real Property; or (E) been subject to, or to Seller’s Knowledge, threatened with any Action with respect to the Business, the

Purchased Assets, the Leased Real Property or the Former Operations pursuant to Environmental Law, excluding any such Action that has been fully resolved with no present or future Liability on behalf of Seller or the Business.

(e)                                  Except as set forth in Section 4.13(e) of the Disclosure Schedule, there exists no Adverse Environmental Condition with respect to the Business or any of the Purchased Assets, Leased Real Property or Former Operations that would reasonably be expected to result in liability.

(f)                                   Except as set forth in Section 4.13(f) of the Disclosure Schedule, Seller maintains and has at all times maintained the funding required by applicable Law in both the escrow account established with the Florida Department of Environmental Protection and the trust fund established pursuant to the Consent Decree (collectively, the “Financial Assurance Amount”), and has complied, in all material respects, with all applicable Laws regarding the Tax treatment of the trust fund established pursuant to the Consent Decree.  Seller has not received any notice of any violation of any applicable Law, or any threatened Action, relating to the Financial Assurance Amount.

(g)                                  Except as set forth in Section 4.13(g) of the Disclosure Schedule and excluding (i) approvals required in connection with the Consent Decree and (ii) notifications and approvals that may be required in connection with the transfer of the Environmental Permits from Seller to Buyer, the transaction contemplated hereunder does not trigger any obligation to obtain approval from or file notification with any Governmental Authority having jurisdiction over environmental, health, safety, security or transportation matters.

(h)                                 Except as set forth in Section 4.13(h) of the Disclosure Schedule, Seller is in compliance with the Consent Decree; as of the date hereof, Seller has not received any notice of any violation or default or demand for payment of stipulated penalties under the Consent Decree; and as of the date hereof, Seller has not notified a Governmental Authority of any violation or default under the Consent Decree and to the Knowledge of Seller, does not need to seek a modification of the Consent Decree to comply with the Consent Decree with respect to the conduct of the Business as currently conducted by Seller or, to the Knowledge of Seller, with respect to planned modifications, expansions or changes to the Business, provided, that the foregoing excludes any modifications that may be required as a result of this Agreement.

(i)                                     Except as set forth in Section 4.13(i) of the Disclosure Schedule, to Seller’s Knowledge, there are no pending or threatened Actions relating to Environmental Permits obtained by Seller as of the date of this Agreement for the Hardee Facility and any deadlines to appeal any such Environmental Permits have expired.

(j)                                    Buyer acknowledges that the representations and warranties contained in this Section 4.13 are the only representations and warranties being made by Seller with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to environmental, health and safety matters, including protection or preservation of natural resources.

4.14                        Employee Benefit Plans.

(a)                                 Section 4.14(a) of the Disclosure Schedule contains a true and complete list of each material Employee Plan.  An “Employee Plan” shall mean all plans and incentives (including those described under Section 3(3) of ERISA, Section 6039D of the Code, and all other arrangements or agreements (including, but without limitation, incentive, nonqualified, severance, employment and equity plans, agreements or arrangements) intended to provide or providing benefits to any Affected Employees.

(b)                                 Seller and its ERISA Affiliates do not participate in, have not participated in during the last seven years, and have no obligation or Liability under a Multiemployer Plan.  A “Multiemployer Plan” shall have the meaning provided under Section 3(37) of ERISA.

(c)                                  Seller and its ERISA Affiliates do not participate in, have not participated in during the last seven years, and have no obligation or Liability under a Multiple Employer Plan.  A “Multiple Employer Plan” shall have the meanings provided under Section 413(c) of the Code or Section 3(40) of ERISA.

(d)                                 Except as set forth in Section 4.14(d) of the Disclosure Schedule, Seller and its ERISA Affiliates have not (i) incurred or reasonably expect to incur any material Liability under ERISA, the Code, or any other applicable Law; (ii) incurred any withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan; or (iii) engaged in any transaction which would give rise to Liability under Title IV of ERISA.

(e)                                  Except as set forth in Section 4.14(e) of the Disclosure Schedule, Seller and its ERISA Affiliates do not provide any post-termination or retiree health or welfare benefits other than as required under Section 601 et. seq. of ERISA.

(f)                                   Each Employee Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Employee Plan”) is so qualified and nothing has occurred that could reasonably be expected to cause the loss of its qualified status.  Each Qualified Employee Plan has been established, administered and maintained in accordance with its terms and in compliance, in all material respects, with all applicable Laws.  No adverse Action has been initiated by the Pension Benefit Guaranty Corporation, Internal Revenue Service, Department or Labor, or any other regulatory agency with respect to a Qualified Employee Plan.

(g)                                  Other than pursuant to Section 4.18, Buyer acknowledges that the representations and warranties contained in this Section 4.14 are the only representations and warranties being made by Seller with respect to ERISA, Employee Plans, Multiemployer Plans, Multiple Employer Plans or other employee benefits.

4.15                        Employee and Labor Matters.

(a)                                 Section 4.15(a) of the Disclosure Schedule contains a list of all persons who are Affected Employees as of the date hereof, and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation or hourly rate of pay.  As of the date hereof, all compensation, including wages, commissions and bonuses payable and due to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full.

(b)                                 Seller has not agreed to recognize any union or other collective bargaining unit with respect to the Business, nor has any union or other collective bargaining unit been certified as representing any Affected Employees.  Except as set forth on Section 4.15(b) of the Disclosure Schedule, since December 31, 2009, the Business and Seller with respect to the Business is and has been in compliance, in all material respects, with all applicable Laws regarding employment and employment practices, and those Laws relating to terms and conditions of employment, wages and hours, and plant closing, occupational safety and health, collection and payment of withholding and/or social security Taxes and any similar Tax, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance and workers’ compensation and is not engaged, nor has it engaged, in any unfair labor practices.  Except as set forth on Section 4.15(b) of the Disclosure Schedule, since December 31, 2009, the Business and Seller with respect to the Business has not and has not had any (i) unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened against it before the National Labor Relations Board; (ii) labor grievances or arbitrations pending or, to the Knowledge of Seller, threatened against it; (iii) charges pending or, to the Knowledge of Seller, threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the investigation or prevention of unlawful employment practices; (iv) investigations, charges or claims made or pending or, to the Knowledge of Seller, threatened against it by the Occupational Safety and Health Administration or any comparable state or local agency; (v) investigations, charges or claims made or pending or, to the Knowledge of Seller, threatened against it by the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages; (vi) investigations, charges or claims made or pending or, to the Knowledge of Seller, threatened against it by the Office of Federal Contract Compliance or any corresponding state agency; (vii) labor strike, slowdown, walk-out, lockout, or work stoppage that occurred or was threatened against it; and (viii) Knowledge of the occurrence of any union organizational effort or representation petition with respect to any Affected Employees.

(c)                                  Each Affected Employee hired after December 31, 2009, and employed in the United States, has completed and Seller has retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations.

(d)                                 Seller has provided or discharged any and all notifications, benefits, and liabilities, if any, to Seller’s employees and governmental entities required by the WARN

Act or by any other applicable law relating to plant closings or employee separations or severance pay that are first required to be provided or discharged on or prior to the Closing Date.

(e)                                  Other than pursuant to Section 4.18, Buyer acknowledges that the representations and warranties contained in this Section 4.15 are the only representations and warranties being made by Seller with respect to unions, collective bargaining and Laws regarding employment practices.

4.16                        Intellectual Property.

(a)                                 Section 4.16(a)(ii) of the Disclosure Schedule lists all Seller Registered Intellectual Property and Seller is the record owner thereof.

(b)                                 The operation of the Business as currently conducted, including, without limitation, the design, development, use, import, production, sale, offer for sale or other disposition of the products, technology and services of Seller in the Business, and the use of the Seller Intellectual Property or Intellectual Property Licenses as currently used in the Business, does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person in any jurisdiction to any material extent.  Except as set forth on Section 4.10 of the Disclosure Schedule, there is no Action of any nature, currently pending, settled or, to the Knowledge of Seller, threatened, alleging unauthorized use, disclosure, infringement, misappropriation or other violation by Seller in the conduct of the Business of any Intellectual Property of any other Person.  If such Action has been resolved, the outcome, individually or in the aggregate, has not had and will not have a Material Adverse Effect.

(c)                                  Seller has not entered into any arrangements or agreements granting exclusive rights in the Seller Intellectual Property to any Person.  To the Knowledge of Seller, there is no material unauthorized use of any of the Seller Intellectual Property.  Except as set forth in Section 4.10 of the Disclosure Schedule, there are no pending, settled, or to the Knowledge of Seller, threatened Actions of any nature affecting the Seller Intellectual Property or Intellectual Property Licenses.  Seller has not brought any Action or asserted any claim against any Person or entity for interfering with, infringing upon, misappropriating or otherwise coming into conflict with any of the Seller Intellectual Property, and no Seller Intellectual Property is subject to any Governmental Order.

(d)                                 Seller owns exclusively all right, title and interest in and to the Seller Intellectual Property, free and clear of Encumbrances (other than Permitted Encumbrances) and is in compliance in all material respects with all legal requirements applicable to the Seller Intellectual Property and Seller’s ownership, maintenance and use thereof.

(e)                                  Section 4.16(e) of the Disclosure Schedule lists all material Intellectual Property Licenses.  All such Intellectual Property Licenses are valid, binding, subsisting and enforceable between Seller and, to the Knowledge of Seller, the other parties thereto, and Seller is and, to the Knowledge of Seller, such other parties are, in compliance, in all material respects, with the terms and conditions of such Intellectual Property Licenses.

(f)                                   Seller is not in material breach of, or involved in any material dispute with respect to, any agreement relating to any Intellectual Property used exclusively in the Business of Seller or any other Person, nor will Seller be in such breach as a result of the execution and delivery of this Agreement.

4.17                        No Material Adverse Change.  Except as set forth on Section 4.17 of the Disclosure Schedule and since the Balance Sheet Date through the date of this Agreement there has not occurred any:

(a)                                 Material Adverse Effect;

(b)                                 material damage, destruction or loss of any kind with respect to any material Purchased Assets not covered by valid and collectible insurance;

(c)                                  material transfer, assignment, sale or other disposition of any of the Purchased Assets, except for the sale of Inventory in the Ordinary Course of Business;

(d)                                 material change in any method of accounting or accounting practice for the Business;

(e)                                  cancellation of any material debts or claims or amendment, termination or waiver of any material rights constituting Purchased Assets other than in the Ordinary Course of Business;

(f)                                   transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Seller Intellectual Property or Intellectual Property Licenses other than in the Ordinary Course of Business;

(g)                                  acceleration, termination, material modification to or cancellation of any Material Contract or material Permit;

(h)                                 imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the material Purchased Assets;

(i)                                     (i) grant of any material bonuses, whether monetary or otherwise, or material increase in any wages or salary in respect of any Affected Employee, other than as provided for under any Employee Plan, as required by applicable Law or in the Ordinary Course of Business or (ii) action to accelerate the vesting or payment of any compensation or benefit for any Affected Employee other than in the Ordinary Course of Business;

(j)                                    adoption or modification, in any material respect, or termination of any collective bargaining or other agreement with a union applicable to any Affected Employee, in each case whether written or oral, other as required by applicable Law; and

(k)                                 with respect to the Business, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law.

4.18                        Absence of Undisclosed Liabilities.  Except as set forth on Section 4.18 of the Disclosure Schedule, there are no material Liabilities of Seller of any kind whatsoever with respect to the Business, the Purchased Assets or the Assumed Obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than Liabilities (a) which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or (b) which have been incurred in the Ordinary Course of Business (it being understood that for purposes of this Section 4.18 Liabilities for breaches of Contracts, violations of applicable Law or Permits and torts shall not be considered incurred in the Ordinary Course of Business).

4.19                        Suppliers.  Section 4.19 of the Disclosure Schedule sets forth with respect to the Business (i) each supplier to whom Seller or its Affiliates has paid consideration for goods or services rendered in an amount greater than or equal to $10,000,000 for the two most recent fiscal years or $5,000,000 for the six-month period ended June 30, 2013 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

4.20                        Disclaimer of Seller.  EXCEPT AS SET FORTH IN THIS Article IV, NONE OF SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS OR THE ASSUMED OBLIGATIONS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as of the date hereof:

5.1                               Existence and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2                               Due Authorization.  Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly all authorized by necessary corporate action on the part of Buyer (including on the part of its board of directors), and no other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and by Buyer of the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.  Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party.  This Agreement constitutes, and upon execution and delivery thereof the Ancillary Agreements to which Buyer is a party shall constitute, assuming due execution and delivery hereof and thereof by all other parties hereto and thereto, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors’ rights generally; or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

5.3                               Consents.  Except for filings under the HSR Act and any required foreign antitrust filings, no Consent of any Person not a party to this Agreement or any Governmental Authority (other than in connection with Permits) is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Buyer, or the consummation of the transactions contemplated hereby or thereby.

5.4                               Absence of Conflicts.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with or result in the breach of (a) the certificate of incorporation or by-laws of Buyer; (b) any material judgment, decree or order of any Governmental Authority to which Buyer is subject or by which it is bound; (c) any requirements of Laws applicable to Buyer; or (d) any material Contract or Permit binding on Buyer except, in the case of subsections (b), (c) or (d), as would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to fulfill its obligations set out in this Agreement or arising under this Agreement.

5.5                               Litigation.  There is no Action pending, asserted or, to the Knowledge of Buyer, threatened against Buyer, by or before any Governmental Authority or by or on behalf of any Third Party which would have a material adverse effect on Buyer’s ability to fulfill its obligations set out in this Agreement or arising under this Agreement.

5.6                               Brokers.  Buyer has not used any broker or finder in connection with the transactions contemplated hereby, and neither Seller nor any of its Affiliates has or shall have any Liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Buyer in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7                               Financing.  Buyer has available sufficient funds to pay the full Purchase Price in cash as contemplated by, and on the terms and subject to the conditions set forth in, this Agreement, and will have sufficient cash to pay all related fees and expenses of Buyer associated with the transactions contemplated by this Agreement.

5.8                               Independent Investigation.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own independent investigation, review and analysis and not on any representations or opinions of Seller or its representatives (except the specific representations and warranties of Seller set forth in Article IV).

ARTICLE VI

COVENANTS OF SELLER AND BUYER

6.1                               Conduct of Business.  Except as set forth on Section 6.1 of the Disclosure Schedule, as otherwise contemplated by this Agreement or as otherwise required by applicable Law, and except as otherwise consented to by Buyer in writing (such consent not to be unreasonably withheld, delayed or conditioned) from the date hereof until the Effective Time (the “Pre-Closing Period”), Seller shall:

(a)                                 Use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business in all material respects;

(b)                                 Use commercially reasonable efforts, consistent with Seller’s current business practices, to preserve the goodwill of the Business and preserve its current relationships with employees, customers, licensors, distributors and suppliers of the Business in all material respects;

(c)                                  Use, operate, repair, replace and maintain all Purchased Assets in a commercially reasonable manner and in compliance, in all material respects, with all applicable Laws;

(d)                                 Use commercially reasonable efforts to comply, in all material respects, with all provisions of all Purchased Contracts and Permits;

(e)                                  Comply, in all material respects, with all applicable Laws that relate to or affect the Business, the Purchased Assets or the Leased Real Property, including, without limitation, the timely filing of all properly prepared reports, applications and maintenance of all records required by any Governmental Authority to be filed or maintained; and

(f)                                   Maintain in full force and effect all workers’ compensation, property and casualty and automobile policies of insurance covering the Business, the Assumed Obligations and the Purchased Assets (collectively, the “Insurance Policies”).

6.2                               Negative Covenants Relating to Conduct of the Business.  Except (i) as set forth on Section 6.2 of the Disclosure Schedule, (ii) as otherwise contemplated by this Agreement or as otherwise required by applicable Law or (iii) as consented to by Buyer in writing (such consent not to be unreasonably withheld, delayed or conditioned) Seller shall not, during the Pre-Closing Period, with respect to the Business or the Purchased Assets:

(a)                                 Terminate or modify in any material respect any relationship of Seller with a supplier involving aggregate consideration in excess of $2,500,000 annually (excluding purchases for raw materials of sulphur or ammonia), and, for purchases for raw materials of sulphur or ammonia, involving aggregate consideration in excess of $10,000,000 annually, in each case except in the Ordinary Course of Business;

(b)                                 (i) Make or revoke any Tax election, amend any Tax Return or resolve any Tax audit or similar proceeding with respect to Specified Taxes or (ii) amend any income Tax Return in a manner that would change its position regarding the deductibility of the Financial Assurance Amount;

(c)                                  Fail to pay or discharge when due any Liabilities the failure of which to pay or discharge is reasonably likely to cause any material damage or risk of loss to the Business or any of the Purchased Assets;

(d)                                 Declare, set aside, make, or pay any non-cash dividend or other non-cash distribution the source of which, or any portion of which, is a Purchased Asset;

(e)                                  Take or omit to take any action as a result of which the representations and warranties made by Seller in Section 4.17(c) through (k) would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

(f)                                   Adopt, amend, or terminate any Employee Plan in a manner that would materially increase the benefits provided to Affected Employees other than any such adoption, amendment or termination that is generally applicable to employees of Seller;

(g)                                  Adopt or become a participating employer in, or enter into an agreement to provide a Multi-Employer Plan, Multiple Employer Plan, a new Employee Plan subject to Title IV of ERISA, or new post-termination or retiree health or welfare benefits (other than as required under Section 601 et. seq. of ERISA) with respect to any Affected Employees, or amend an Employee Plan subject to Title IV of ERISA or a post-termination or retiree health or welfare benefits (other than as required under Section 601 et. seq. of ERISA) in a manner that materially increases the benefits solely to Affected Employees (and that is not generally applicable to employees of Seller);

(h)                                 Settle or otherwise resolve, in whole or in part, the Clean Air Act NOV or the EPCRA NOV unless such settlement or resolution includes an unconditional release of Buyer and its Affiliates from all Liability in respect thereof and does not include any equitable remedies imposed on Buyer, the Business or the Purchased Assets;

(i)                                     Purchase (unless paid for in full prior to the Closing), lease or acquire the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $2,000,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business;

(j)                                    Enter into a collective bargaining agreement or other Contract with a union that covers Affected Employees;

(k)                                 Enter into any Contract that would constitute a Material Contract other than Material Contracts of the type set forth in Section 4.12(a)(vii) or (xiv) entered into in the Ordinary Course of Business provided that, prior to entering into such Material Contract, Seller has provided Buyer with reasonable notice of, and a reasonable opportunity to comment on, such Material Contract;

(l)                                     Settle or otherwise resolve, in whole or in part, any Action that is an Assumed Employment Liability without prior approval of Buyer unless such settlement includes an unconditional release of Buyer and its Affiliates from all Liability in respect thereof and does not include any equitable remedies imposed on Buyer, the Business or the Purchased Assets; or

(m)                             Agree, whether in writing or otherwise, to do any of the foregoing.

6.3                               Satisfaction of Conditions.  Without limiting the generality or effect of any provision of Article X, prior to the Closing, each of the parties hereto shall use their respective commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

6.4                               Access to Information.  During the Pre-Closing Period, and upon reasonable advanced notice received from Buyer, Seller shall give Buyer and its authorized representatives, including, without limitation, environmental and real estate professionals, reasonable access during regular business hours, to all Books and Records, to Tax records, Tax Returns and any other Tax related documents related to the Business or the Purchased Assets, solely to the extent such Tax records, Tax Returns and other Tax related documents relate to Specified Taxes, and to properties, plants, office, warehouses, Facilities, and employees of the Business, such access to be exercised in a manner that does not unreasonably interfere with Seller’s operations; provided that Buyer shall not have any right to conduct any Phase II environmental investigation or other invasive sampling.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information or provide any access to Buyer or its representatives if such disclosure or access would, in Seller’s reasonable judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) violate any Contract or contravene any applicable Law or fiduciary duty (provided that Seller shall use its reasonable best efforts to put in place arrangements to permit such disclosure without violating such Contracts or contravening such Laws or fiduciary duties).  During the Pre-Closing Period, Seller shall provide Buyer, within a reasonable period of time, all inquiries or other information received from a Governmental Authority or any other Third Party regarding any pending Permit application and shall allow Buyer reasonable opportunity to participate in responding to any such inquiries, in each case to the extent permitted by applicable Laws.  All information and access provided to Buyer or its representatives pursuant to this Section 6.4 shall be subject to the terms of the Confidentiality Agreement.  Buyer and Seller shall use commercially reasonable efforts to cooperate in the joint defense of any Action resulting from such disclosure’s violation of any Contract or contravention of any applicable Laws or fiduciary duty.

6.5                               HSR Act Notification; Other Consents.

(a)                                 Buyer and Seller shall cooperate and use commercially reasonable efforts (and shall use commercially reasonable efforts to cause their Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives) to, subject to Section 6.5(d) below, take all actions reasonably necessary or desirable to timely (and, in any event, within ten (10) Business Days of the date hereof for filings required under United States federal or state Law and as soon as reasonably practicable for filings required under any foreign Law) make all required filings with Governmental Authorities required for the transactions contemplated by this Agreement, the Ancillary Agreements and the agreements, documents and instruments contemplated herein and therein, including any filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act and any filings required by the State of Florida.  Buyer and Seller shall timely seek to obtain all authorizations of such Governmental Authorities.  All filing fees for regulatory filings required under applicable Law shall be borne fifty percent by Buyer and fifty percent by Seller.  Buyer and Seller shall use commercially reasonable efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority

(b)                                 Seller shall make, as promptly as practicable following the date hereof, the notifications required in connection with, and shall use commercially reasonable efforts to obtain the Consents of all Third Parties required in connection with the consummation of the transactions contemplated hereby.  Seller and Buyer shall coordinate and cooperate with each other in exchanging information and assistance in connection with making all filings or notifications necessary to transfer any Permits to Buyer, or in connection with any applications for new Permits relating to the Business.  Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Purchased Contracts related to the Seller Intellectual Property, the Purchased Contracts and issuers of the Permits included in the Purchased Assets in order to transfer such Seller Intellectual Property, Purchased Contracts or Permits to Buyer and that, as of the date of this Agreement, such consents and waivers have not been obtained.

(c)                                  All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions each of Seller or Buyer may have with Governmental Authorities in the Ordinary Course of Business and not relating to the transactions contemplated hereby, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any substantive meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.  Each party shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, any foreign Antitrust Law or otherwise required by a Governmental Authority in connection with this Agreement and transactions contemplated herein, (ii) furnish the other party with copies of all substantive filings, submissions, correspondence and communications between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the transactions contemplated herein, (iii) not initiate or agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority in respect of the transactions contemplated herein unless it consults with other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to participate, and (iv) comply with any inquiry or information or document request from the Federal Trade Commission, the Department of Justice or any other U.S. or foreign Governmental Authority as promptly as reasonably practicable.  Each of Seller and Buyer may designate any non-public, competitively-sensitive information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel Only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)                                 Notwithstanding the foregoing, nothing in this Agreement other than as set forth below in this Section 6.5(d) shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; or (ii) any material modification or waiver of the terms and conditions of this Agreement (each of clauses (i) and (ii), a “Burdensome Condition”); provided, however, Buyer shall agree to a Burdensome Condition relating solely to any phosphate mining or manufacturing assets Buyer or its Affiliates acquired subsequent to the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement.

6.6                               No Shop.  During the Pre-Closing Period, Seller and its officers, directors and Affiliates shall not, and Seller shall use its reasonable best efforts to cause its consultants, agents, advisors and representatives not to, directly or indirectly, through any officer, director, consultant, agent, advisor, representative, Affiliate or otherwise, solicit, initiate or conduct any discussions or negotiations with, or provide any non-public information to or otherwise knowingly cooperate in any other way with, or knowingly facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Competing Transaction.  Seller shall promptly (and in any event within two Business Days) notify Buyer of (a) of the receipt by Seller or any of its officers, directors or otherwise of any inquiries, or proposals or requests for information concerning a Competing Transaction, or (b) Seller becoming aware that any such inquiries or proposals have been received by Seller’s attorneys, accountants or other representatives, and shall provide Buyer with a reasonably detailed summary of all written materials relating to such inquiries, proposals or requests; provided, however, that Seller shall not be required to disclose the identity of the

Person making such inquiries or proposals.  A “Competing Transaction” means any of the following (other than any transaction contemplated by this Agreement):  (x) any merger, consolidation, share exchange, business combination, recapitalization, or other similar transaction involving the Business (other than such a transaction involving Parent), (y) any sale, lease, exchange, dividend, mortgage, pledge, license, transfer or other disposition of the Business or the Purchased Assets (in a single transaction or a series of related transactions), or (z) any agreement, or public announcement by Seller of a proposal, plan or intention, to do any of the foregoing.

6.7                               Notifications.  Until the Closing, each party hereto shall promptly notify the other party in writing of (a) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in such party’s inability to satisfy any of the conditions set forth in Article X of this Agreement and (b) any commencement of or known threat to commence any Action by a Governmental Authority with respect to the Business, the Purchased Assets, the Leased Real Property or the transactions contemplated hereby.  Any such notification shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty or covenant contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article X have been satisfied.

6.8                               Title Commitment and Survey.

(a)                                 Seller has made available to Buyer title commitments (the “Title Commitments”) for each Owned Real Property and each Leased Real Property from First American Title Insurance Company (the “Title Company”) together with copies of all exception documents listed therein.  At Buyer’s election, Buyer shall be entitled to procure from the Title Company an ALTA Form B owner’s title insurance policy for Owned Real Properties and a leasehold title insurance policy for Leased Real Properties with standard exceptions and with normal and customary endorsements for properties similar to the Owned Real Property and the Leased Real Property (including without limitation, Florida form endorsements relating to contiguity and survey and ALTA 9.1, 9.2-06 and/or 9.5-06 endorsements, provided that such endorsement shall be issued in accordance with the Title Company’s underwriting guidelines and standards) (the “Title Policies”). Seller has also made available to Buyer recently prepared aerial “express maps” of the Owned Real Property produced by an affiliate of the Title Company (the “Survey”).  All costs associated with the preparation of the Title Commitment and Survey and premiums for the Title Policy shall be borne by Seller and Buyer in equal amounts; provided that all costs for Title Policy endorsements shall be borne by Buyer.  Notwithstanding the foregoing to the contrary, the term “Title Commitments” with respect to the title commitments issued for the Ammonia Lease and the Phosphate Lease (each, as defined in Schedule 1I) includes modifications to such title commitment to include requirements that must be satisfied as a condition to insuring Buyer’s real property interest thereunder, including, without limitation, easement, access or other appurtenant rights, and berthing rights currently provided for under the Ammonia Lease, but only to the extent such berthing rights are an insurable real property interest in such jurisdiction and insurable by the Title Company, it being specifically acknowledged by Buyer that the Title Company has advised the parties of its intention, as of the date hereof, to include a specific exception for such berthing rights in the Title Commitment for the Ammonia Lease.

(b)                                 If the Title Commitment, Survey or other evidence of title discloses a title defect, exceptions to title or other Encumbrance, other than a Permitted Encumbrance, Buyer shall notify Seller within twenty (20) Business Days of receiving all of the title evidence requested by this Section 6.8.  Seller shall use its commercially reasonable efforts to cure each title objection as an exception to the Title Commitment prior to the Closing Date.

(c)                                  Seller shall take all actions and prepare all documents necessary to effect the transfer to Buyer of all Owned Real Properties.

6.9                               Retained Names.  Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the name “CF Industries”, or any other corporate name of Seller or its Affiliates, or any logo, trademark, service mark, domain name or trade name or any derivation thereof of Seller or its Affiliates with respect to, or associated with, the foregoing (collectively, the “Retained Names and Marks”) is being transferred to Buyer pursuant to the transactions contemplated hereby, and, except as expressly provided below, the use of any Retained Names and Marks in connection with the Business shall cease as of the Closing Date.  Buyer, will, and will cause its Affiliates to (a) as promptly as practicable following the Closing Date, but in any event within sixty (60) days thereafter, remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials of the Business and otherwise, and (b) not put into use after the Closing Date any such items and materials that bear any Retained Name or Mark or any name, mark or logo similar thereto.

6.10                        Financial Assurance Amount.  In accordance with applicable Law, Seller shall take all commercially reasonable actions necessary with the applicable Governmental Authorities to withdraw the entire Financial Assurance Amount (such withdrawn amounts, the “Withdrawn Amounts”) effective on the day prior to the Closing Date (and prior to such time, shall continue to fund the Financial Assurance Amount as required by applicable Law).  In accordance with applicable Law, as of the Closing Date Buyer shall take all commercially reasonable actions necessary with the applicable Governmental Authorities to deposit an amount into an escrow account established with the Florida Department of Environmental Protection and trust fund established pursuant to the Consent Decree as required by applicable Law.

6.11                        Material Contracts Schedule.  At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a schedule setting forth all Contracts which, if existing at as of the date of this Agreement, would have been required to be set forth on Section 4.12(a) of the Disclosure Schedule.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1                               Non-Competition; Non-Solicitation.

(a)                                 Until the fifth anniversary of the Closing Date, Seller shall not, and shall not permit Parent or any of Seller’s or Parent’s controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder or member; or (iii) make any statements with the intent to disparage the Business.  Notwithstanding the foregoing, Seller, Parent and Seller’s and Parent’s controlled Affiliates may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person, or (B) acquire all or any part of a Person (whether through a merger, consolidation, acquisition or other business combination) if (1) less than thirty percent (30%) of such Person’s revenues for the last completed fiscal year prior to the acquisition are derived from a Restricted Business or (2) Seller, Parent and Seller’s and Parent’s controlled Affiliates sell or otherwise dispose, as soon as reasonably practicable, but in any event, no later than eighteen (18) months of the consummation of such acquisition, of that portion of such Person for which thirty percent (30%) or more of such Person’s revenues for the last completed fiscal year prior to the acquisition are derived from a Restricted Business.

(b)                                 Until the date that is eighteen (18) months after the Closing Date, Seller shall not, and shall not permit Parent or any of Seller’s or Parent’s controlled Affiliates to, directly or indirectly, hire or solicit for employment any Transferred Employees (other than the Transferred Employees set forth on Schedule 7.1(b)), except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)                                  Seller acknowledges that the restrictions contained in this Section 7.1 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 7.1 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 7.1 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.2                               Confidentiality.  The Confidentiality Agreement is hereby amended to continue in full force and effect until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, at which time such Confidentiality Agreement shall terminate; provided that such Confidentiality Agreement shall terminate only with respect to that portion of the materials provided relating to the Business.  Seller shall, and shall cause its officers, directors, employees, Affiliates, agents and other representatives to, hold in confidence to the same extent that Seller holds in confidence its other confidential information, and not use in the Restricted Business, any proprietary or other information relating to the Purchased Assets or the Business in the possession of Seller or any of the other foregoing Persons, except as required by Law.

7.3                               Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Seller relating to the Business, for a period of seven years after the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), Buyer shall (i) retain the Books and Records exclusively relating to the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records; provided that Buyer shall notify Seller at least 20 Business Days in advance of destroying any such Books and Records prior to the seventh anniversary of the Closing in order to provide Seller the opportunity to copy such Books and Records in accordance with this Section 7.3(a).

(b)                                 In order to facilitate the resolution of any claims made against or incurred by Buyer relating to the Business, for a period of seven years after the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), Seller shall (i) retain the Books and Records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such Books and Records; provided that Seller shall notify Buyer at least 20 Business Days in advance of destroying any such Books and Records prior to the seventh anniversary of the Closing in order to provide Buyer the opportunity to copy such Books and Records in accordance with this Section 7.3(b).

7.4                               Bulk Sales Compliance.  Buyer and Seller waive compliance with the provisions of any applicable statutes relating to bulk transfers or bulk sales.  Buyer and Seller mutually agree to cooperate in securing any available exemptions from any such provisions.

7.5                               Payments Received.  After the Closing, each of Seller and Buyer shall hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, and shall account to the other for all such receipts.

7.6                               Insurance.  Effective at the Closing, Seller shall use commercially reasonable efforts to maintain its Insurance Policies with respect to pre-Closing matters relating to the Business and the Purchased Assets.  Upon request by Buyer, Seller shall submit, and use commercially reasonable efforts to process, claims under such Insurance Policies relating to pre-Closing matters on behalf of Buyer.  Buyer shall pay the costs of such processing and the deductibles under such Insurance Policies for claims related to the Business and the Purchased Assets.

7.7                               Transition Services.  Buyer and Seller shall negotiate in good faith the terms and duration of a transition services agreement for the provision of any necessary transition services to be provided by Seller to Buyer in connection with Buyer’s operation of the Business and the Purchased Assets after the Closing.  Buyer and Seller shall work in good faith to agree upon a form of such transition service agreement on or prior to January 15, 2014.

7.8                               Certain Other Agreements.  Seller agrees to the covenants set forth in Schedule 7.8.

ARTICLE VIII

TAX MATTERS

8.1                               Tax Matters.

(a)                                 Each of Buyer and Seller shall bear one half of all sales, use, value-added, stamp, transfer, registration, and similar Taxes which may become due and payable and are required to be paid in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Buyer and Seller agree to cooperate with and assist each other in any efforts to minimize, or secure any available exemptions from, any such transfer or similar Taxes.  Each of Buyer and Seller shall bear one half of all fees in the nature of recording, filing, transfer and other similar fees (and the fees and costs of any title company retained to effect any such recordations, filings or transfers) required to be paid in connection with the transfer of the Purchased Assets and the assumption of the Assumed Obligations pursuant to this Agreement, any Ancillary Agreement or any agreement, document or instrument contemplated herein or therein.

(b)                                 On or before the Closing, all state and local real and personal property Taxes, ad valorem and similar Taxes and assessments (“Property Taxes”) which have become due and payable upon any of the Purchased Assets on or before the Effective Time shall be paid by Seller, together with any penalty or interest thereon, to the relevant Governmental Authority.  All Property Taxes imposed by any Governmental Authority with respect to the Purchased Assets that are due and payable with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time (taking into account whether such Property Taxes are payable in advance or in arrears) shall be apportioned between (i) the period beginning before and ending at the Effective Time (the “Pre-Transfer Period”); and (ii) the period beginning on the day immediately after the Effective Time and ending on the last day of the relevant Taxable period (the “Post-Transfer Period”).  In performing such apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant Taxable period regardless of how installment payments are billed or made.  If the actual amount of any such item is not known as of the Effective Time, such proration will be based on the previous year’s assessment of such item and the parties will adjust such proration and pay any underpayment or reimburse for any overpayment within 30 days after the actual amount becomes known.  Seller shall be liable for all such Property Taxes apportioned to the Pre-Transfer Period.  Buyer shall be liable for all such Property Taxes apportioned to the Post-Transfer Period and all Property Taxes allocable to Taxable periods beginning on or after the date immediately after the Effective Time.

(c)                                  After the Closing, Buyer shall pay to Seller the amount of any Post-Transfer Period and other Property Taxes for which Buyer is liable under Section 8.1(b) and which Seller has paid prior to the Effective Time.  No later than 15 days prior to the due date thereof, Seller shall pay to Buyer the amount of any Pre-Transfer Period and other Property Taxes for which Seller is liable under Section 8.1(b) and which remain unpaid as of the Effective Time.  Buyer shall pay all Property Taxes which become due and payable after the Effective Time with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time.

(d)                                 Except as otherwise provided in Section 8.1(b) with respect to Property Taxes, Seller shall, at its expense, prepare or cause to be prepared, and timely file or cause to be filed, all Tax Returns with respect to the Business, the Purchased Assets, the Assumed Obligations or the trust or escrow accounts that hold the Financial Assurance Amount for all Tax periods ending on or prior to the Effective Time, including Tax Returns that are due after the Effective Time, and shall pay all Taxes shown as due on such Tax Returns.

(e)                                  After the Closing Date, each of Buyer and Seller shall make available to the other party and its representatives such records as such party may reasonably require for the preparation of any Tax Returns or other similar governmental reports or forms relating to the Business or the Purchased Assets and required to be filed by such party, as well as such additional records as such party may reasonably require for the defense of any audit, examination, administrative appeal or litigation concerning any such Tax Return or other similar governmental report or form.  Each of Buyer and Seller agrees to timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) the Taxes referred to in this Section 8.1(e) including, without limitation, providing all applicable resale certificates (or other similar documentation) and registering as a licensed vendor in any state or local jurisdiction as may be required to claim exemption from or reduction of Tax.  To the extent any Tax information may be relevant with respect to any Tax matters of the other party hereto, each of Seller and Buyer agrees to preserve and make reasonably available to the other, such information, records and documents, in the original form if in existence, until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law.

(f)                                   Each of Buyer and Seller shall, as applicable, report the transfer of the Equipment and Fixed Assets as an occasional or isolated sale under Section 12A-1.037 of the Florida Administrative Code.

ARTICLE IX

EMPLOYEES AND BENEFIT PLANS

9.1                               Offers of Employment.

(a)                                 Prior to Closing, Seller shall provide Buyer reasonable access to Seller’s premises and the Books and Records to the extent permitted by applicable Law and necessary to make the employment offers to Transferred Employees.  A “Transferred Employee” shall be an Affected Employee who (i) is eligible to be employed in the United States, and (ii) is either (1) actively performing services for Seller immediately prior to the Effective Time, or (2) is on Family and Medical Leave Act or similar state-law family or pregnancy leave, military leave, short-term disability leave or other leave protected by federal, state or applicable local Law (other than workers’ compensation leave).  Buyer and Seller agree to announce to Affected Employees within fifteen (15) days of this Agreement that Buyer intends to offer employment to Affected Employees as provided under this Section 9.1 and consistent with Section 9.3(d), contingent upon approval of the transactions contemplated hereby by federal regulators.  No later than five (5) days before the Effective Time (or, with respect to the Transferred Employees set forth on Schedule 7.1(b), on or before such date set forth in Schedule 7.1(b)), Buyer shall, or shall cause one of its Affiliates to, offer each Transferred Employee an offer of employment contingent upon the Transferred Employee completing all necessary paperwork and other legal requirements for Buyer to employ the Transferred Employee.  In addition, if an Affected Employee is not actively at work with Seller as of the Effective Time due to a workers’ compensation injury and the Affected Employee is certified as being able to return to work within twelve (12) months of the Effective Time, Buyer shall, or shall cause one of its Affiliates to, make an offer of employment to such Affected Employee in accordance with the provisions of this Section 9.1.  Effective immediately before the Effective Time (or, in the case of an Affected Employee out on workers’ compensation, when the Affected Employee is certified as being able to return to work), Seller shall terminate the employment of all the Transferred Employees, and all Transferred Employees shall commence employment with Buyer effective as of the Effective Time.

(b)                                 It is expressly understood and agreed that (i) Buyer’s offers of employment set forth in this Article IX shall not constitute any commitment, Contract or understanding, express or implied, of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary or requirements of Law).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Effective Time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, or compensation or terms or conditions of employment of such employees.  Buyer acknowledges that, with respect to a Transferred Employee whose employment is terminated by Buyer following the Effective Time, it, and not Seller, shall be responsible for any severance obligations to such terminated Transferred Employees.

9.2                               Vacation.  Seller agrees to be solely responsible and liable for all unused earned and, as applicable, accrued or banked vacation or paid time off for all Transferred Employees through the Closing Date, and hereby agrees to provide a cash payment to all such Transferred Employees in an amount equal to the cash equivalent of all earned and, as applicable, accrued or banked vacation or paid time off (but not including any sick time or any time off that is not required by Law to be paid to such employees upon termination of employment) based upon the Transferred Employee’s wage or salary on the day prior to the Closing Date.  Buyer shall be responsible for any vacation earned after the Effective Time by any Transferred Employees under Buyer’s policies.

9.3                               Salaries, Benefits, 401(k) Plan, and COBRA.

(a)                                 Seller shall be responsible for (i) the payment of all wages, benefits, deferred compensation, equity-based compensation and other remuneration due to Affected Employees for services performed up until the Effective Time; and (ii) the provision of health plan continuation coverage in accordance with the requirements under Section 4980B of the Code and Part 6 of title I of ERISA and the regulations thereunder (“COBRA”) with respect to Affected Employees who experience a “qualifying event” (within the meaning of COBRA) under any Employee Plan.  Buyer shall be responsible for (x) the payment of all wages, benefits, deferred compensation, equity-based compensation and other remuneration due to Transferred Employees for services performed after the Effective Time; and (y) the provision of health plan continuation coverage in accordance with the requirements under COBRA for any Transferred Employees who experience a “qualifying event” (within the meaning of COBRA) incurred after the Effective Time under any employee benefit plan of Buyer or any of its Affiliates.

(b)                                 Seller shall retain all of Seller’s Employee Plans and all obligations and Liabilities related to such Employee Plans (including for any claims made or incurred by Affected Employees and their beneficiaries); provided that, for the avoidance of doubt, this shall not prevent the transfer of assets from Seller’s defined contribution plan and trust (the “Seller’s 401(k) Plan”) to the defined contribution plan and related trust for non-bargained employees maintained by Buyer (the “Buyer’s 401(k) Plan”) as provided under Section 9.3(e).  Buyer does not assume any of Seller’s Employee Plans or any obligations or Liabilities of such Employee Plans, or any obligations, Liabilities or benefit plans provided to any employees or former employees of Seller or its ERISA Affiliates.  Buyer shall not have any obligations or Liabilities under any Employee Plan or to Seller, Seller’s ERISA Affiliates, or any of their employees, former employees, or beneficiaries, other than the actions required to be taken to effectuate Section 9.3(e).

(c)                                  Seller agrees to notify Buyer as soon as practicable, but no later than five (5) Business Days, following the receipt of a request for information or other communication from the Pension Benefit Guarantee Corporation or any other Governmental Authority regarding the Qualified Employee Plans.  Seller shall file all reports required due to the purchase of the Business with the Pension Benefit Guarantee Corporation and any other Governmental Authority in a timely manner and will provide a copy of all reports to Buyer at the same time they are filed with such Governmental Authority.

(d)                                 Buyer agrees that the starting base salary paid to each Transferred Employee by Buyer or any of its Affiliates, as reflected in the offers of employment pursuant to Section 9.1(a), shall be the same after the Effective Time as paid to such Transferred Employee by Seller immediately prior to the Effective Time.  Following the Effective Time, Buyer may change a Transferred Employee’s base salary based on its compensation policies and changes to a Transferred Employee’s duties.  Buyer agrees that following the Effective Time, each Transferred Employee shall be eligible to participate in an incentive compensation plan maintained by Buyer.  Buyer agrees that from and following the Effective Time each Transferred Employee shall be permitted to participate in Buyer’s broad-based benefit plans, programs and arrangements offered to similarly situated employees employed by the Buyer, subject to the eligibility and other terms of Buyer’s broad-based benefit plans, programs and arrangements.  For each Transferred Employee, Buyer will credit such employee’s period of service with Seller and any of its Affiliates and predecessors from the Transferred Employee’s hire date (based on Section 4.15(a) of the Disclosure Schedule) through the Effective Time for purposes of eligibility and vesting under any employee benefits plans, programs, policies or arrangements of Buyer or its Affiliates.  Buyer also agrees to credit Transferred Employees as having satisfied a pro-rata portion of the deductibles, coinsurance and out-of-pocket maximums under Buyer’s health, pharmacy benefit, dental and vision plans based on the number of months that have passed in the plan year before the Effective Time (e.g., if the Effective Time occurs in April, each Transferred Employee shall be credited with 4/12ths of the deductibles, coinsurance, and out-of-pocket maximums for the year).

(e)                                  Seller agrees to provide Buyer with the most recent favorable determination letter for Seller’s 401(k) Plan.  Buyer agrees after the Effective Time to allow (i) a trustee-to-trustee transfer of the accounts of Transferred Employees whose accounts do not contain an funding source (such as Roth contributions) not allowed under Buyer’s 401(k) Plan, and (ii) a rollover of the accounts of the remaining Transferred Employees excluding any funding source (such as Roth contributions) not allowed under the Buyer’s 401(k) Plan.  Seller agrees to cooperate with Buyer with respect to the trustee-to-trustee transfer.  Buyer agrees to allow Transferred Employees to make all elections permitted under Buyer’s 401(k) Plan.  The transfer of assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA.  During the period after the Effective Time and before the transfer of assets, with respect to any Transferred Employee whose account is to be transferred under trustee-to-trustee transfer and who has an outstanding participant loan balance under Seller’s 401(k) Plan, with respect to each payroll payment to such Transferred Employee with an outstanding loan under Seller’s 401(k) Plan, Buyer shall deduct from the Transferred Employee’s pay the loan payment(s) due by the Transferred Employee and timely forward the amounts to the trustee of the Seller’s 401(k) Plan for crediting against the Transferred Employee’s loan.

(f)                                   Buyer and Seller agree that they shall implement a retention incentive plan for certain key Affected Employees.  The key Affected Employees are listed on Schedule 9.3(f).  Buyer and Seller shall work in good faith to agree upon a form of such retention incentive plan on or prior to November 18, 2013, which shall be substantially consistent with the retention incentive plan attached as part of Schedule 9.3(f).  To receive the retention incentive payment, a key Affected Employee must (i) be continuously employed by Seller through the Effective Time, and (ii) be continuously employed by Buyer from the Effective Time through the date that is six (6) months after the Effective Time (or, if the transactions contemplated hereby are not approved by governmental regulators, employed by the Seller through the date that is six months after the date of the cancellation of the transactions contemplated hereby).  Provided that a key Affected Employee satisfies the retention incentive plan requirements, Buyer or Seller (as applicable under the retention incentive plan) shall pay the key Affected Employee a lump sum payment of the retention incentive on the date provided by under the retention incentive plan.  Within five (5) Business Days of such payment, (i) if Buyer pays the amounts under the retention incentive plan, then Seller shall reimburse Buyer for fifty percent (50%) of the amount of the retention incentive paid to the key Affected Employees, and (ii) if Seller pays the amounts under the retention incentive plan, then Buyer shall reimburse Seller for fifty percent (50%) of the amount of the retention incentive paid to the key Affected Employees.

9.4                               General Employment Provisions.

(a)                                 Seller and Buyer shall give any notices requested by Law and take whatever other actions with respect to the plans, programs and policies described in this Article IX as may be necessary to carry out the arrangements contemplated hereby.

(b)                                 Seller and Buyer shall each provide the other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Article IX.

(c)                                  If any of the arrangements described in this Article IX are determined by the IRS or other Governmental Authority to be prohibited by Law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner not prohibited by Law.

(d)                                 The provisions of this Article IX are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Employee Plan or other employee benefit plan for any purpose.  Nothing in this Article IX shall be construed to (i) limit the right of Seller, Buyer or any of their respective Affiliates to amend or terminate any Employee Plan or any other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Buyer or any of its Affiliates to retain the employment of any particular Transferred Employee for any fixed period of time following the Closing Date.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

10.1                        Conditions of Each Party’s Obligation to Close.  The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by each party of the following conditions precedent on or before the Closing Date:

(a)                                 HSR Waiting Period.  The waiting period (and any extension thereof) applicable to the consummation of the Purchased Assets under the HSR Act shall have expired or been terminated.

(b)                                 Foreign Approvals.  Any approvals under Antitrust Laws of other foreign jurisdictions described in Schedule 10.1(b) shall have been obtained and made.

(c)                                  Other Approvals.  The other consents and approvals to be obtained from and notices to be made to the Governmental Authorities described in Schedule 10.1(c) shall have been obtained and made.

(d)                                 Consent Decree.  Approval by the applicable Governmental Authorities to the substitution of Buyer for Seller under the Consent Decree; the release of Seller from all obligations under the Consent Decree; and replacement of the Financial Assurance Amount by Buyer as contemplated by Section 6.10 (or, in lieu thereof in the event required by the applicable Governmental Authorities, the transfer of all right, title and interest to the Financial Assurance Amount to Buyer), shall have been obtained.

(e)                                  No Injunctions.  There shall not be in effect any (i) temporary restraining order, preliminary injunction, injunction by any Governmental Authority or Third Party, (ii) pending Action by any Governmental Authority or (iii) Law enacted, entered, enforced or deemed applicable, in each case that restrains or otherwise prohibits the transactions contemplated by this Agreement or the Ancillary Agreements.

10.2                        Conditions of Buyer’s Obligation to Close.  The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Buyer of the following conditions precedent on or before the Closing Date:

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in Article IV (other than the representation and warranty in the first sentence of Section 4.6(a)) shall be true, accurate and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (unless any such representation or warranty refers specifically to a specified date, in which case such representation or warranty shall be so true, accurate and correct on and as of such specified date), except, in each case, for representations and warranties the breach of which, individually or collectively, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)                                 Accuracy of Representations and Warranties in the first sentence of Section 4.6(a).  The representation and warranty contained in the first sentence of Section 4.6(a) shall be true, accurate and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, as if made at and as of such date.

(c)                                  Compliance with Agreements and Covenants.  Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement (other than the covenants, obligations and agreements in Sections 6.1(e) and 6.2(c)) to be performed and complied with by it on or prior to the Closing Date.

(d)                                 Compliance with Certain Interim Operating Covenants.  Seller shall have performed and complied with the covenants, obligations and agreements in Sections 6.1(e) and 6.2(c), except, in each case, for such nonperformance or noncompliance which, individually or collectively, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect.

(f)                                   Title Insurance.  Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 6.8, dated the Closing Date, in an aggregate amount equal to the portion of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between Closing and recordation, deleting or insuring over such title objections as Seller is able to cure required pursuant to Section 6.8.

(g)                                  Bring-Down Certificate.  Seller shall have delivered, or caused to be delivered, to Buyer at the Closing a certificate, dated the Closing Date and duly executed by Seller, certifying as to the compliance by Seller with Sections 10.2(a) and 10.2(b).

(h)                                 Consents.  Seller shall have delivered, or caused to be delivered, to Buyer the Consents set forth on Schedule 10.2(h).

(i)                                     Real Property Casualty.  Neither the whole nor any material portion of the Hardee Facility, the Plant City Facility or the Tampa Facility shall have been damaged or destroyed such that it would have a material adverse effect on the use or operation of such Facility immediately following the Closing.

10.3                        Conditions of Seller’s Obligation to Close.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Seller of the following conditions precedent on or before the Closing Date:

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in Article V shall be true, accurate and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (unless any such representation or warranty refers specifically to a specified date, in which case such representation or warranty shall be so true, accurate and correct on and as of such specified date) except, in each case, for representations and warranties the breach of which, individually or collectively, has not had, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to fulfill its obligations set out in this Agreement or arising under this Agreement.

(b)                                 Compliance with Agreements and Covenants.  Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)                                  Bring-Down Certificate.  Buyer shall have delivered, or caused to be delivered, to Seller at the Closing a certificate, dated the Closing Date and duly executed by Buyer, certifying as to the compliance by Seller with Sections 10.3(a) and 10.3(b).

ARTICLE XI

CLOSING DELIVERIES

11.1                        Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following, each dated the Closing Date and duly executed by Seller (or the appropriate entity or governing body set forth below):

(a)                                 One or more Assignment and Assumption Agreements for the Assumed Obligations and for all intangible property included in the Purchased Assets, together with fee deeds for each parcel of Owned Real Property and improvements thereon, and bills of sale and other conveyance documents with respect to all tangible property included in the Purchased Assets (collectively, the “Conveyance Documents”);

(b)                                 Other instruments of transfer reasonably requested by Buyer to evidence the transfer of the Purchased Assets to Buyer and consummation of the transactions contemplated hereby, including assignments with respect to any Seller Intellectual Property to be registered, recorded or filed with any Governmental Authority, in a form suitable for registration, recordation or filing with such Governmental Authority, in each case duly executed by Seller;

(c)                                  A certificate pursuant to Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder to establish that Seller is not a “foreign person” within the meaning of that Section;

(d)                                 A customary standard form owner’s title affidavit of Seller with respect to the Real Properties delivered to the Title Company should Buyer elect to procure the Title Policies at Closing; and

(e)                                  Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

11.2                        Deliveries by Buyer.  At the Closing, Buyer shall make the payment described in Section 3.3 and shall deliver to Seller executed copies of the Conveyance Documents and such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE XII

TERMINATION

12.1                        Termination.  This Agreement may be terminated at any time on or prior to the Closing:

(a)                                 By the mutual written agreement of Seller and Buyer;

(b)                                 Either Seller or Buyer, by written notice, may terminate this Agreement if the Closing shall not have occurred on or before the first anniversary of the date hereof (the “Termination Date”); provided, however, that a party may not terminate this Agreement under this Section 12.1(b) if such party is at such time in material breach of any covenant or agreement contained in this Agreement;

(c)                                  By Seller or Buyer, if any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)                                 By Buyer if (i) Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Section 10.2(a) or (b) and which cannot be or has not been cured within thirty (30) days following written notice thereof by Buyer or (ii) Seller has had a Material Adverse Effect; and

(e)                                  By Seller if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Section 10.3(a) and which cannot be or has not been cured within thirty (30) days following written notice thereof by Seller.

In the event of any termination pursuant to this Section 12.1 (other than pursuant to clause (a)), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other party.  The termination of this Agreement shall be effective upon delivery of such notice to the other party.

12.2                        Effect of Termination.  If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Article XIV and Sections 15.1, 15.3, 15.4, 15.11, 15.12, 15.13 and 15.14, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement occurring prior to the date of such termination.

ARTICLE XIII

INDEMNIFICATION

13.1                        Survival; Remedy for Breach.  With the exception of the representations and warranties relating to the status of title to the Owned Real Property or other matters covered by the Title Policies under Section 4.6(e) (Assets), Section 4.8(a) (Real Property) and the last sentence of Section 4.5(b) (Mineral Reserves), which shall expire at Closing, the representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months following the Closing Date, at which time they shall expire; provided, however, that the representations and warranties made (a) under Section 4.13 (Environmental Matters) (the “Environmental Rep”) shall survive for a period of five (5) years following the Closing Date, at which time they shall expire; (b) under Section 4.9 (Taxes) (the “Tax Rep”) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereto), at which time the applicable provisions of the Tax Rep shall expire; (c) under Section 4.1 (Existence, Good Standing, Residency), Section 4.2 (Due Authorization) and the first sentence of Section 4.6(a) (Assets) with respect to title to the Purchased Assets (other than Real Property) shall survive indefinitely (collectively, the “Seller Fundamental Reps”); and (d) under Section 5.1 (Existence and Good Standing) and Section 5.2 (Due Authorization) shall survive indefinitely (collectively, the “Buyer Fundamental Reps”).  Any claims or rights with respect to the covenants or agreements of the parties contained in this Agreement that contemplate performance on or prior to the Closing Date shall survive for a period of eighteen (18) months following the Closing Date, at which time they shall expire.  No claim regarding a breach of any such representation, warranty, covenant or agreement shall be made after the applicable period of survival.  Any claim asserted within any such period of survival as herein provided shall be timely made for purposes hereof such that the representation, warranty, covenant or agreement that is the subject of such claim, to the extent of such claim only, shall be deemed to continue to survive until such claim has been fully and finally resolved in accordance with the terms of this Agreement.  The foregoing shall not limit the rights of any Person with respect to covenants to be performed after the Closing Date, which shall survive until the expiration of the applicable statute of limitations period therefor.

13.2                        Indemnification by Seller.

(a)                                 Subject to the provisions of this Article XIII, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates (including any group with which Buyer files combined or consolidated Tax Returns) and its and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses incurred or suffered by any of them arising out of or relating to any of the following, without duplication:

(i)                                     any breach of, or inaccuracy in, any representation or warranty (other than the Environmental Rep, the Tax Rep and the Seller Fundamental Reps) made by Seller in this Agreement;

(ii)                                  any breach of, or inaccuracy in, the Environmental Rep (regardless of whether the Loss is an Assumed Environmental Liability);

(iii)                               any breach of, or inaccuracy in, any of the Tax Rep or the Seller Fundamental Reps;

(iv)                              any breach of or failure by Seller to perform any covenant or obligation set forth or contemplated in this Agreement;

(v)                                 the ownership or operation of the Excluded Assets;

(vi)                              the Clean Air Act NOV and the EPCRA NOV; and

(vii)                           any Excluded Obligations.

(b)                                 For the avoidance of doubt, regardless of whether a Loss arises out of, or relates to, an Assumed Obligation, the Buyer Indemnified Persons shall be entitled to be indemnified, in accordance with the terms of this Article XIII, for such Loss if arising out of, or relating to, any of the matters set forth in Section 13.2(a).

13.3                        Indemnification by Buyer.

(a)                                 Subject to the provisions of this Article XIII, Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates (including any group with which Seller files combined or consolidated Tax Returns) and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses incurred or suffered by any of them arising out of or relating to any of the following, without duplication:

(i)                                     any breach, or inaccuracy in, of any representation or warranty (other than the Buyer Fundamental Reps) made by Buyer in this Agreement;

(ii)                                  any breach of, or inaccuracy in, the Buyer Fundamental Reps;

(iii)                               any breach of or failure by Buyer to perform any covenant or obligation set forth or contemplated in this Agreement;

(iv)                              any of the Assumed Obligations; and

(v)                                 the conduct of the Business or the use or ownership of the Purchased Assets by Buyer from and after the Effective Time.

13.4                        Limitations on Indemnification.

(a)                                 Seller shall not be liable with respect to (i) any matter referred to in Section 13.2(a)(i) or (ii) Section 13.2(a)(iv) with respect to any breach or failure to perform the covenants or agreements set forth in Sections 6.1 and 6.2 of this Agreement unless the aggregate Losses incurred by Buyer thereunder exceed $12,500,000 (the “Basket”), in which event the Indemnified Person will be entitled to make a claim against Seller for such Losses in excess of $6,250,000.  Seller shall not be liable with respect to Section 13.2(a)(ii) unless the aggregate Losses incurred by Buyer thereunder exceed $20,000,000 (the “Environmental Basket”), in which event the Indemnified Person will be entitled to make a claim against Seller for such Losses in excess of $10,000,000.  Seller’s combined aggregate liability under (x) Section 13.2(a)(i) and (y) Section 13.2(a)(iv) with respect to any breach or failure to perform the covenants set forth in Sections 6.1 and 6.2 of this Agreement shall not exceed an amount equal to $62,500,000 (the “Cap”).  Seller’s aggregate liability under Section 13.2(a)(ii) and 13.2(a)(vi) shall not exceed an amount equal to $200,000,000 (the “Environmental Cap”).  Seller’s aggregate liability under Section 13.2(a)(iii) shall not exceed the Purchase Price.

(b)                                 Buyer shall not be liable with respect to any matter referred to in Section 13.3(a)(i) unless the aggregate Losses thereunder exceed the Basket, in which event Seller will be entitled to make a claim against Buyer for such Losses in excess of $6,250,000.  Buyer’s aggregate liability under Section 13.3(a)(i) shall not exceed an amount equal to the Cap.  Buyer’s aggregate liability under Section 13.3(a)(ii) shall not exceed the Purchase Price.

(c)                                  The parties agree that, for purposes of Sections 13.2(a)(i), (ii) and (iii) and Sections 13.3(a)(i) and (ii), the amount of the Losses (and not the existence of a breach) shall be determined without giving effect to any materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties.

(d)                                 The amount for which an Indemnifying Person shall be liable with respect to any Loss shall be reduced (i) to the extent that the Indemnified Person shall theretofore have actually realized any net proceeds recovered from Third Parties (other than insurers) with respect to such Loss and (ii) by the amount of any net Tax benefit actually realized by an Indemnified Person (or any of its subsidiaries) due to the incurrence of such Loss.  If an Indemnified Person shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss and shall subsequently receive, directly or indirectly, such proceeds, then the Indemnified Person shall promptly pay to the Indemnifying Person the net amount of such proceeds or, if less, the amount of such indemnity payment.  The Indemnified Person shall have no obligation to take any action to file claims under applicable policies to recover insurance proceeds that may be due to the Indemnified Person in order to mitigate the Indemnifying Person’s obligations hereunder.

(e)                                  No party shall have any right to indemnification hereunder with respect to any Loss if such Loss is included in the calculation of the Net Working Capital.

(f)                                   Neither Buyer nor Seller (or their respective Affiliates) shall have any right to set-off any payment due under this Agreement or any other agreement by or among Buyer and Seller (or their respective Affiliates) against any other payments to be made pursuant this Agreement, any such other agreement or otherwise.

(g)                                  Each Indemnified Person shall consult and cooperate with the Indemnifying Person and shall take, and shall cause its Affiliates to take, all other commercially reasonable actions to mitigate Losses in connection with claims for which an Indemnified Person seeks indemnification hereunder.

13.5                        Claims.  As soon as is reasonably practicable after becoming aware of a Third Party Claim with respect to which indemnity may be claimed pursuant to the terms of this Agreement, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim or the commencement of any such Third Party Claim, which notice shall include a good faith estimate of the amount the Indemnified Person estimates that it is entitled to receive hereunder with respect to such Third Party Claim from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XIII unless and to the extent (if any) that such failure causes the Indemnifying Person to forfeit any material rights or defenses by reason of such failure.

13.6                        Assumption of Defense.  The Indemnifying Person may, at its own expense participate in the defense of any Third Party Claim or, by giving written notice to the Indemnified Party, to assume the defense thereof; provided, however, that (a) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person; (b) the Indemnifying Person shall thereafter consult with and update the Indemnified Person upon the Indemnified Person’s reasonable request from time to time; and (c) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief or does not, in the good faith judgment of the Indemnified Person, based on the advice of counsel, involve a conflict of interest.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person; provided, however, that in the event the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, then in such event, upon twenty (20) days’ notice during which time such failure to so conduct the defense of such Third Party Claim is not cured, the Indemnified Person may hire separate counsel, and reasonable fees and expenses of such counsel shall be borne by the Indemnifying Person.  Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof.

13.7                        Settlement or Compromise.  If the Indemnifying Person assumes the defense of any Third Party Claim, the Indemnified Person shall not settle such Third Party Claim unless the Indemnifying Person consents in writing.  If the Indemnifying Person assumes the defense of any Third Party Claim, the Indemnifying Person shall not, without the prior written consent of the Indemnified Person (which may be withheld in the Indemnified Person’s sole discretion), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (x) does not include an unconditional release of the Indemnified Person and its Affiliates from all liability in respect of such Third Party Claim or (y) imposes equitable remedies or any obligation on the Indemnified Person or any of its Affiliates other than solely the payment of money damages for which the Indemnified Person will be indemnified hereunder. If the Indemnified Person is conducting the defense of any Third Party Claim, the Indemnified Person shall not settle such Third Party Claim without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld or delayed).

13.8                        Failure of Indemnifying Person to Act.  In the event that the Indemnifying Person does not elect to assume the defense of any Third Party Claim, then (a) the Indemnified Person shall (upon further notice to the Indemnifying Person) have the right to undertake the defense of such Third Party Claim; and (b) any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim shall not relieve the Indemnifying Person of its obligations hereunder or, notwithstanding any other provision of this Agreement, otherwise impose an obligation to defend the Indemnified Person hereunder.

13.9                        Direct Claims.  As soon as is reasonably practicable after becoming aware of a claim or Loss with respect to which indemnity may be claimed pursuant to the terms of this Agreement that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Person shall promptly give notice to the Indemnifying Person of such Direct Claim, which notice shall include a good faith estimate of the amount the Indemnified Person estimates that it is entitled to receive hereunder with respect to such Direct Claim from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XIII unless and to the extent (if any) that such failure causes the Indemnifying Person to forfeit any material rights or defenses by reason of such failure.  The Indemnifying Person will have a period of thirty (30) calendar days within which to evaluate and respond in writing to any Direct Claim.  If the Indemnifying Person does not pay such Direct Claim within such 30 day period, the Indemnifying Person will be deemed to have rejected such Direct Claim, in which event the Indemnified Person will be entitled to pursue such remedies as may be available to the Indemnified Person.

13.10                 Additional Provisions Related to Environmental Indemnification.

(a)                                 The following additional procedures, terms and limitations shall also apply with respect to Seller’s indemnification obligations pursuant to Sections 13.2(a)(ii) and 13.2(a)(vi):

(i)                                     Upon receipt of a notice of a claim for indemnity from an Indemnified Person pursuant to Section 13.5, the provisions of Sections 13.6, 13.7 and 13.8 shall apply with respect to Third Party Claims and the provisions of Section 13.9 shall apply to Direct Claims.

(ii)                                  Notwithstanding any other provision herein, Buyer shall have the right to determine, either by and through its direct defense of a matter or by and through its participation in the defense of a matter assumed by Seller, in its reasonable discretion (subject to its obligation to consult with Seller as provided herein) any or all of the following as they may arise in a matter subject to this Section 13.10:  (a) the measures, methods or actions to be taken to correct or mitigate noncompliance with any Environmental Law after the Effective Time; (b) the manner in which an Adverse Environmental Condition shall be remediated, cleaned up or otherwise addressed, in any case in which such action would affect the manner in which the Business is conducted or any Facility is operated or used, excluding de minimis affects; or (c) resolution or settlement of any Third Party Claim if such resolution or settlement either would affect the manner in which the Business is conducted or any Facility is operated or used, excluding de minimis affects, or would increase Buyer’s exposure to or the likelihood of the assertion of additional Third Party Claims, provided that Buyer shall not have the right to settle a claim without Seller’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement would require Seller to undertake injunctive or equitable relief or impose a monetary sanction on Seller either directly or as a result of its indemnification obligations, including an obligation to pay damages, response costs or civil or criminal penalties.  Nothing herein shall be construed to expand the scope of Seller’s indemnification obligations or negate the principles, terms and limitations set forth in Section 13.10(b) or otherwise under this Article XIII, and Seller shall not be obligated to indemnify Buyer for Losses to the extent that the actions or decisions taken by Buyer hereunder cause a significant increase in Seller’s Losses and Liabilities (including, without limitation, any civil or criminal penalties Seller may incur in connection with any matter subject to indemnification hereunder).  Buyer shall afford Seller, at its own cost and expense, the opportunity to reasonably participate in any matter that is subject to this Section 13.10(a), including by providing copies of all notices, correspondence, draft reports and final reports related to such matter; providing Seller with a reasonable opportunity to comment on submissions to Governmental Authorities and other Persons; and allowing Seller to participate in meetings and discussions with Governmental Authorities and other Persons.

(b)                                 The following principles, terms and limitations shall govern in resolving any disputes, whether informally or by the mechanisms herein provided:

(i)                                     If the cost of investigation or remediation of actual or alleged contamination of properties is increased due to actions by Buyer after the Closing Date, Seller shall not be responsible for any such increase in costs incurred;

(ii)                                  Seller shall only be obligated to indemnify any Buyer Indemnified Person for fines or penalties arising out of actual or alleged noncompliance with

Environmental Laws accruing during the period prior to the Closing Date or for expenditures made or actions taken by any Buyer Indemnified Person to achieve compliance with applicable Environmental Laws, to the extent the Business was not in compliance on the Closing Date, and shall in no event be liable for any Losses arising out of any expenditures made or actions taken by any Buyer Indemnified Person to maintain compliance with applicable Environmental Laws based on circumstances arising after the Closing Date; for expenditures that are not commercially reasonable taking into account the obligation to come into compliance with applicable Environmental Law or, subject to the express written consent of Seller, that improve the Purchased Assets or Leased Real Property in a manner that goes beyond what is required to bring said assets into compliance with applicable Environmental Law for the purpose of providing an economic benefit to a Buyer Indemnified Person; or for operating costs related to the ongoing operation of the Business, the Purchased Assets or the Leased Real Property once compliance has been achieved;

(iii)                               Seller shall not be responsible for any Losses, including costs of investigation and remediation of properties impacted by Hazardous Materials, to the extent such Losses are incurred due to:  (i) any change in Environmental Laws after the Closing Date; (ii) the closure or partial closure or sale of the Purchased Assets or Leased Real Property, or any operations or units that comprise part of the Purchased Assets or Leased Real Property; (iii) any change in the use of the Purchased Assets or the Leased Real Property after the Closing Date that would trigger investigation or remediation obligations or would result in the imposition of more stringent Remediation Standards; or (iv) any investigation or remediation that is not conducted to achieve compliance with the least stringent applicable Remediation Standard and in a cost effective manner.  Seller shall not be liable for any operating costs associated with on-going monitoring and operations and maintenance after completion of an investigation or remediation of alleged or actual contamination of soil, groundwater or surface water;

(iv)                              Seller shall not be responsible for costs for investigation, remediation corrective actions or other Losses arising out of or related to any investigation, compliance or risk audit, assessment, study or other remedial or corrective action that any Buyer Indemnified Person voluntarily initiates, performs or causes to be performed by any Person or Governmental Authority (i.e., any investigation, compliance or risk audit, assessment, study or other remedial or corrective action that any Buyer Indemnified Person initiates, performs or causes to be performed which is not required by any Environmental Law or first initiated and required by a Governmental Authority), provided, that this limitation shall not apply to compliance audits that are conducted by Buyer in the normal course of business consistent with Buyer’s established environmental, health and safety auditing program; and

(v)                                 Seller shall not be responsible for any Losses arising as a result of any matter as to which Buyer has initiated contact with a Governmental Authority without prior approval from Seller, if Seller can demonstrate that Buyer would, in the normal course of operating its business, not have initiated such contact with such Governmental Authority and was doing so for the primary purpose of accelerating or creating a claim for indemnification pursuant to this Agreement.

13.11                 Tax Treatment of Payment under Article XIII.  Unless otherwise required by applicable Law or a Governmental Authority, all payments received by an Indemnified Person from an Indemnifying Person pursuant to this Article XIII shall be treated for Tax purposes as an adjustment to the Consideration.  If the receipt of any such payment is required by applicable Law to be treated for income Tax purposes in a manner other than as an adjustment to the Consideration, the amount of the payment shall be increased to take account of net Tax cost actually incurred by the Indemnified Person in respect thereto.

13.12                 Exclusive Remedy.  Except in the case of (a) willful misconduct with respect to the breach of a covenant or agreement contained herein or (b) fraud by a party and as set forth in Sections 3.5 and 3.6 Buyer and Seller acknowledge and agree that (i) following the Closing, the indemnification provisions of this Article XIII shall be the sole and exclusive remedies for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement in this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive.

ARTICLE XIV

DISPUTE RESOLUTION

14.1                        Dispute Resolution.

(a)                                 Except as provided in Sections 3.5 and 3.6, any dispute or difference occurring or arising out of or in connection with this Agreement, including, without limitation, any contested claim for indemnification pursuant to Article XIII above (each, a “Dispute”), shall be first submitted for resolution pursuant to the following procedure.  First, a senior executive officer of each party will meet in person to resolve the Dispute within ten (10) days after written notice of such Dispute is provided to the other party.  If such executive officers are unable to resolve the dispute within such 10-day period, the Chief Executive Officers of each party shall promptly attempt to resolve the Dispute.  If the Chief Executive Officers are unable to resolve the Dispute within thirty (30) days following the original notice of such Dispute, such Dispute shall be submitted to non-binding mediation as provided in this Section 14.1.

(b)                                 Mediation of each dispute shall be facilitated by a single mediator selected by the parties, knowledgeable and experienced in resolution of commercial disputes.  If the parties are unable to reach agreement on a single mediator, each of Buyer and Seller shall designate a representative of its own choosing, and the two persons so designated shall select a third mediator who shall mediate the Dispute.

(c)                                  The mediation shall take place in Tampa, Florida or in such other place as the parties may agree, within thirty (30) days following the date one or both of the Chief Executive Officers informs the other that they are unable to resolve the matter pursuant to this Section 14.1 (the “Mediation Period”).

(d)                                 If, for any reason, the parties have not resolved the Dispute in writing at the expiration of the Mediation Period, then (i) such portion of the unresolved Dispute which involves a claim for indemnification under Sections 13.2(a)(ii), 13.2(a)(vi), 13.2(a)(vii) (with respect to the Excluded Obligations described in Section 2.6(g) or (h)), 13.3(a)(iv) (with respect to the Assumed Obligations described in Section 2.5(c)) or 13.3(a)(v) (with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to environmental, health and safety matters, including protection or preservation of natural resources) (an “Environmental Dispute”) shall be submitted for final and binding arbitration in the manner provided by Section 14.2 below; and (ii) all other remaining unresolved Disputes shall be brought by an action for relief at law or in equity as provided in Section 15.13 below.

14.2                        Arbitration of Environmental Disputes.  As provided in Section 14.1(d) above, any Environmental Disputes which remain unresolved by the expiration of the Mediation Period shall be referred to final and binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, except as modified herein.  There shall be three arbitrators.  Each arbitrator shall be an attorney with experience in Environmental Laws and resolution of the types of matters that are the subject of the Environmental Dispute.  The claimant(s) shall appoint one arbitrator in the Demand for Arbitration and the respondent(s) shall appoint another arbitrator in the Answering Statement.  Within thirty (30) calendar days after the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall serve as chair of the tribunal.  Any arbitrator not timely appointed herein shall, upon the request of any party, be appointed by the American Arbitration Association.  The legal seat of arbitration shall be Wilmington, Delaware, although the arbitral tribunal may hold the arbitration hearing in Tampa, Florida, or any other that location it determines is most convenient.  Unless the parties to the arbitration otherwise mutually agree in writing, or unless the tribunal, in its discretion, determines otherwise, the tribunal shall endeavor to render an award within thirty (30) days of the date of the final post-hearing submission; provided, that the failure to meet any such time period shall not constitute a grounds against or objection to the confirmation or enforcement of the arbitration award.  The tribunal shall have the power to grant all legal and equitable remedies available under this Agreement, including, but not limited to, injunctive relief and/or specific performance, except that incidental, special, consequential, punitive or exemplary damages shall not be awarded.  The award of the tribunal shall be final and binding on the parties thereto, and may be enforced in any court of competent jurisdiction.

14.3                        Confidentiality.  All proceedings under this Article XIV, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties, and may not be disclosed except and to the extent that disclosure is required by law or regulation, is required to protect or pursue a legal right or is required to enforce or challenge an arbitral award in legal proceedings before a court or other competent judicial authority.  Any proceedings under Section 14.1, and any information disclosed or settlement discussions conducted shall be treated as subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible in any action relating to the subject matter of this Agreement or the formation of this Agreement.

14.4                        Continued Performance.  The fact that the dispute resolution procedure specified in this Article XIV shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and, during the pendency of any such procedure, all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

ARTICLE XV

MISCELLANEOUS

15.1                        Expenses.  Except as otherwise provided herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

15.2                        Amendment.  This Agreement may be amended, modified or supplemented only by a writing signed by Buyer and Seller.

15.3                        Interpretation.  The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties that its terms may not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  The word “including” shall mean including without limitation.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

15.4                        Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid:

If to Seller, addressed as follows:

CF Industries Holdings, Inc.
4 Parkway North
Suite 400
Deerfield, Illinois 60015

Attn:  Douglas C. Barnard
E-mail:  Dbarnard@cfindustries.com
Telephone No.:  (847) 405-2504

with copy, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North  Wacker Drive
Chicago, IL  60606-1720
Attn: Brian W. Duwe
E-mail: Brian.Duwe@skadden.com
Telephone No.:  (312) 407-0816
Facsimile No.:  (312) 407-8505

If to Buyer, addressed as follows:

The Mosaic Company
3033 Campus Drive
Suite E490

Plymouth, Minnesota  55441
Attn:  Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary

E-mail:  richard.mack@mosaicco.com
Telephone No.:  (763) 577-2700
Facsimile No.:  (763) 577-2990

with copy, which shall not constitute notice, to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402

Attn:  Robert A. Rosenbaum
E-mail: rosenbaum.robert@dorsey.com
Telephone No.:  (612) 340-5681
Facsimile No.:  (612) 340-7800

or to such other individual or address or facsimile number as a party hereto may designate for itself by notice given as herein provided.

15.5                        Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

15.6                        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns; provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any such Ancillary Agreement) nor any right or obligation hereunder or thereunder may be assigned by any party hereto other than to an Affiliate of such party without the prior written consent of the other party; provided, further, that no such assignment shall relieve a party from its obligations under this Agreement or any Ancillary Agreement; provided, further, that nothing in this Agreement is intended to limit Buyer’s ability to sell or to transfer any or all of the Purchased Assets following the Closing; provided, further, however, that in connection with any such sale or transfer, Buyer may not sell, assign or transfer any rights against Seller or any of its Affiliates under this Agreement or any Ancillary Agreement without the prior written consent of Seller.  Buyer may designate one or more Affiliates to take title to certain of the Purchased Assets, but no such designation shall relieve Buyer from any obligation under this Agreement or any Ancillary Agreement.

15.7                        No Third Party Beneficiaries.  Except as otherwise expressly provided in Article XIII with respect to Indemnified Persons, this Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right, including without limitation, rights of any Affected Employee in respect of any right of any party hereunder or any right to contract or any right to employment or continued employment with Buyer.

15.8                        Publicity.  Prior to the Closing, neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

15.9                        Further Assurances.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any agreement, document or instrument contemplated herein.

15.10                 Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

15.11                 Entire Understanding.  This Agreement and the Ancillary Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof and thereof.

15.12                 Applicable Law.  This Agreement and the Ancillary Agreements shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

15.13                 Submission to Jurisdiction.

(a)                                 Subject to Article XIV and Sections 3.5 and 3.6 herein, Buyer and Seller each irrevocably agrees that the Court of Chancery of the State of Delaware and, in the event such court does not have jurisdiction over the Dispute, any state or U.S. federal court of competent jurisdiction located in the State of Delaware (the “Delaware Courts”), and appropriate appellate courts therefrom, are to have exclusive jurisdiction to settle any claims, differences or disputes which may arise out of or in connection with this Agreement and the Ancillary Agreements.

(b)                                 Buyer and Seller each irrevocably and unconditionally submits to the jurisdiction of the Delaware Courts for such purpose and waives any objection it may now or hereafter have to the laying of the venue of any proceedings in any Delaware Court and any claim that any proceedings brought in any such court have been brought in an inconvenient forum.  Each of Buyer and Seller further irrevocably agrees that a final judgment in any proceedings brought in an applicable Delaware Court shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.13(c).

15.14                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

15.15                 Specific Performance.  The parties hereto recognize that, if Seller or Buyer refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer or Seller for its injuries.  Buyer or Seller shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.  If any action is brought by Buyer or Seller to enforce this Agreement, Buyer or Seller shall waive the defense that there is an adequate remedy at law.  In the event of a default by Buyer or Seller that results in the filing of a lawsuit for damages, specific performance or other remedies, the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred by Buyer or Seller, as applicable, in connection with such lawsuit.

15.16                 Guarantee.

(a)                                 To induce Buyer to enter into this Agreement, Parent, subject to the terms and conditions below, hereby absolutely, unconditionally and irrevocably guarantees to Buyer when due, after any required notice has been given and after any applicable cure periods have expired, complete and punctual payment, observance, performance and discharge of the obligations of Seller under this Agreement (the “Guaranteed Obligations”).  This is an unconditional guarantee of payment and performance and not of collection.  The parties hereto recognize that, if Parent refuses to perform under the provisions of this Section 15.16, monetary damages alone will not be adequate to compensate Buyer for its injuries.  Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Section 15.16.  If any action is brought by Buyer to enforce this Section 15.16, Parent shall waive the defense that there is an adequate remedy at law.  In the event of a default by Parent under this Section 15.16 that results in the filing of a lawsuit for damages, specific performance or other remedies, the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred by Buyer or Parent, as applicable, in connection with such lawsuit.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, upon the failure by Seller to perform any of its obligations under this Agreement, Buyer shall provide Parent with a copy of any notice(s) of default provided to Seller under this Agreement or which Buyer is entitled to provide to Seller under this Agreement, and Buyer shall make demand of payment and/or performance upon Parent.  Such demand shall be in writing and shall state the obligation that Seller has failed to perform under this Agreement.  Subject to any limitations set forth herein, Parent shall pay and/or perform, or cause to be paid and/or performed, such Guaranteed Obligations within ten (10) Business Days after receipt of such demand.  A single written demand shall be effective as to any specific default during the continuance of such default, until Seller or Parent has cured such default, and additional written demands concerning such default shall not be required until such default is cured.

(c)                                  Parent reserves to itself all rights, counterclaims and other defenses which Seller may have to payment of any Guaranteed Obligation, except for defenses arising out of the bankruptcy, insolvency, reorganization, liquidation, receivership or similar proceeding affecting Seller.  Parent waives all rights of subrogation to or contribution by Seller until the Guaranteed Obligations have been paid in full.  Notwithstanding any provision of this Agreement to the contrary, (i) Parent shall have and may assert against its obligations hereunder, and Parent’s obligations hereunder shall be subject to, any claim, right, deduction or defense of any kind that Seller may have under this Agreement, (ii) to the extent this Agreement provides for notices, limitations, restrictions or other procedures or provisions, such notices, limitations, restrictions and other procedures and provisions shall apply to Parent’s obligations hereunder to the same extent as they apply to Seller under this Agreement and (iii) Buyer acknowledges and agrees that neither it nor any of its Affiliates shall have any rights or remedies under this Agreement as to Parent that they would not otherwise have as to Seller under this Agreement, (A) except as otherwise provided in Section 7.1 and (B) except for the guaranty provided in this Section 15.16 subject to all of the other provisions of this Section 15.16.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the date first above written.

THE MOSAIC COMPANY

By:	/s/ Richard L. Mack
Name:	Richard L. Mack
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the date first above written.

CF INDUSTRIES, INC.

By:	/s/ Douglas C. Barnard
Name:	Douglas C. Barnard
Title:	Senior Vice President, General Counsel and Secretary

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Douglas C. Barnard
Name:	Douglas C. Barnard
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Asset Purchase Agreement]

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                 ], 201[     ], is executed and delivered by CF INDUSTRIES, INC., a Delaware corporation (“Seller”), and [THE MOSAIC COMPANY, a Delaware corporation](1) (“Buyer”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

WHEREAS, Buyer, Seller and CF Industries Holdings, Inc. are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of October 28, 2013; and

WHEREAS, on the terms and subject to the conditions set forth in the Purchase Agreement, Seller agreed to, on the Closing Date, but effective as of the Effective Time, sell, assign, convey, transfer and deliver to Buyer and/or one or more of its Affiliates as permitted by Section 3.3 of the Purchase Agreement, and Buyer (and/or such Affiliates) agreed to, at the Effective Time, purchase, acquire and take assignment and delivery of all of Seller’s right, title and interest in and to the Purchased Assets; and

WHEREAS, the Purchased Assets other than the Seller Intellectual Property, the Purchased Contracts and any other intangible property which is a Purchased Asset are to be transferred pursuant to a Bill of Sale dated as of the date hereof; and

WHEREAS, on the terms and subject to the conditions set forth in the Purchase Agreement, Buyer agreed to, on the Closing Date, but effective as of the Effective Time, assume and agree to discharge when due any and all Assumed Obligations; and

WHEREAS, Seller and Buyer desire to carry out the intent and purpose of the Purchase Agreement by their execution and delivery of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.                                      Assignment.  On the terms and subject to the conditions set forth in the Purchase Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to Buyer, and Buyer hereby purchases, acquires, and takes assignment and delivery of, all of Seller’s right, title and interest in and to the Purchased Contracts, the Seller Intellectual Property and any other intangible property which is a Purchased Asset (the “Transferred Assets”).

2.                                      Assumed Obligations.  On the terms and subject to the conditions set forth in the Purchase Agreement, Buyer hereby assumes and agrees to discharge when due any and all Assumed Obligations.

3.                                      Liabilities Retained by Seller.  Buyer does not assume or agree to pay, perform, fulfill or discharge any of the Excluded Obligations, and all Excluded Obligations shall be retained by Seller or the other Persons liable for such obligations.

(1)  Buyer and/or Affiliates of Buyer as permitted by Section 3.3 of the Purchase Agreement.

4.                                      Further Assurances.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

5.                                      No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right.

6.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

7.                                      Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by Section 15.6 of the Purchase Agreement.

8.                                      Conflicts with Purchase Agreement.  Notwithstanding anything contained herein to the contrary, in the event of any inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

9.                                      Signatures; Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.

CF INDUSTRIES, INC.

By:
Name:
Title:

[BUYER]

By:
Name:
Title:

[Signature page to Assignment and Assumption Agreement]

Exhibit B

FORM OF BILL OF SALE

This BILL OF SALE (this “Agreement”), dated as of [                 ], 201[      ], is executed and delivered by CF INDUSTRIES, INC., a Delaware corporation (“Seller”), and [THE MOSAIC COMPANY, a Delaware corporation](1) (“Buyer”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

WHEREAS, Buyer, Seller and CF Industries Holdings, Inc. are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of October 28, 2013; and

WHEREAS, on the terms and subject to the conditions set forth in the Purchase Agreement, Seller agreed to, on the Closing Date, but effective as of the Effective Time, sell, assign, convey, transfer and deliver to Buyer and/or one or more of its Affiliates as permitted by Section 3.3 of the Purchase Agreement, and Buyer (and/or such Affiliates) agreed to, at the Effective Time, purchase, acquire and take assignment and delivery of all of Seller’s right, title and interest in and to the Purchased Assets; and

WHEREAS, the Seller Intellectual Property, the Purchased Contracts and any other intangible property which is a Purchased Asset (the “A.A. Assets”) are to be transferred pursuant to an Assignment and Assumption Agreement dated as of the date hereof, between Buyer and Seller; and

WHEREAS, Seller and Buyer desire to carry out the intent and purpose of the Purchase Agreement by their execution and delivery of this Agreement evidencing the vesting in Buyer of the Purchased Assets other than the A.A. Assets to be conveyed to Buyer as of the Effective Time pursuant to the terms and conditions of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.                                      Sale of Assets.  On the terms and subject to the conditions set forth in the Purchase Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to Buyer, and Buyer hereby purchases, acquires, and takes assignment and delivery of, all of Seller’s right, title and interest in and to the Purchased Assets other than the A.A. Assets (the “Transferred Assets”).

2.                                      Further Assurances.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

3.                                      No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right.

(1)  Buyer and/or Affiliates of Buyer as permitted by Section 3.3 of the Purchase Agreement.

4.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5.                                      Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by Section 15.6 of the Purchase Agreement.

6.                                      Conflicts with Purchase Agreement.  Notwithstanding anything contained herein to the contrary, in the event of any inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

7.                                      Signatures; Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.

CF INDUSTRIES, INC.

By:
Name:
Title:

[BUYER]

By:
Name:
Title:

[Signature Page to Bill of Sale]